Exhibit 10.1

THIRD AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT

Dated as of February 14, 2017

by and among

READYCAP COMMERCIAL, LLC,

SUTHERLAND WAREHOUSE TRUST II and

SUTHERLAND ASSET I, LLC,

as Sellers, together with the other Sellers that may from time to time be added hereto in accordance with the provisions hereof

U.S. BANK NATIONAL ASSOCIATION,

as Depository and Paying Agent

and

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,

as Buyer

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation — Purchased Loans

EXHIBIT II	Form of Additional Seller Joinder Agreement

EXHIBIT III	Authorized Representatives of Sellers

EXHIBIT IV	Form of Custodial Delivery

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Loans

EXHIBIT VII	Organizational Chart

EXHIBIT VIII	[Reserved]

EXHIBIT IX	Form of Servicer Notice and Agreement

EXHIBIT X	Prohibited Transferees

EXHIBIT XI	Underwriting Criteria

EXHIBIT XII	[Reserved]

EXHIBIT XIII	Eligibility Matrices

EXHIBIT XIV	TI/LC Tracking Schedule

EXHIBIT XV	Form of Funding Certification

EXHIBIT XVI	Form of Available Amount Certificate

EXHIBIT XVII	Form of Data Tape

EXHIBIT XVIII	Form of CREFC Reports

THIS THIRD AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Agreement”) is dated as of February 14, 2017, by and among READYCAP COMMERCIAL, LLC (“Originator”), a Delaware limited liability company, SUTHERLAND WAREHOUSE TRUST II (“Sutherland Trust II”), a Delaware statutory trust, SUTHERLAND ASSET I, LLC (“Sutherland”, and together with Originator, Sutherland Trust II and any Additional Seller, “Sellers”, and each individually, a “Seller”), a Delaware limited liability company, U.S. BANK NATIONAL ASSOCIATION (“Depository” and “Paying Agent”), a national banking association, and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution (“Buyer”).

PRELIMINARY STATEMENT

The parties hereto are parties to that certain Second Amended and Restated Master Repurchase Agreement, dated as of June 9, 2016 (as amended prior to the date hereof, the “Existing Agreement”). Each of the parties hereto desire to amend and restate the Existing Agreement pursuant to the terms hereof. This Third Amended and Restated Master Repurchase Agreement amends and restates in its entirety, as of the Effective Date, the Existing Agreement. Upon the Effective Date, the terms and provisions of the Existing Agreement shall, subject to this preliminary statement, be superseded in their entirety.

Notwithstanding the amendment and restatement of the Existing Agreement by this Agreement, (i) the Sellers shall continue to be liable to each of the other parties to the Existing Agreement for any fees, expenses and other amounts that are accrued and unpaid under the Existing Agreement on the Effective Date and indemnities under the Existing Agreement in connection with events or conditions arising or existing prior to the Effective Date and (ii) should a security interest be deemed to exist, notwithstanding the intent of the Sellers and the Buyer, pursuant to Section 6 of the Existing Agreement, such security interest shall remain in full force and effect until it is released in accordance with the terms of this Agreement.

Upon the effectiveness of this Agreement, each reference to the Existing Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Existing Agreement.

1.                                      APPLICABILITY

From time to time, the parties hereto may enter into transactions in which Sellers agree to transfer to Buyer certain Eligible Loans (as hereinafter defined), in each case, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Sellers such Eligible Loans at a date certain or on demand, as applicable, against the transfer of funds by Sellers.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2.                                      DEFINITIONS

(a)                                 As used in this Agreement, the following terms shall have the following meanings:

“1934 Act” shall have the meaning specified in Section 23(a).

“Accelerated Repurchase Date” shall have the meaning specified in Section 13(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, the obligation of a Servicer to service and administer the Purchased Loans in accordance with “Accepted Servicing Practices”, as defined in the applicable Servicing Agreement.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any Bankruptcy Law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, seeking such an appointment or election, or the filing against such party of an application for a protective decree under the provisions of SIPA, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect against such party, or (C) is not dismissed within 60 days, (iii) the making by such party of a general assignment for the benefit of its creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Actual Original Purchase Percentage” shall mean, with respect to any Transaction, a percentage equal to the lesser of (x) the Maximum Original Purchase Percentage for such Transaction and (y) a percentage designated by the applicable Seller in its sole and absolute discretion, and set forth in the Confirmation for such Transaction.

“Additional Advance” shall have the meaning specified in Section 3(p) of this Agreement.

“Additional Advance Available Amount” shall have the meaning specified in Section 3(p) of this Agreement.

“Additional Advance Date” shall have the meaning specified in Section 3(p) of this Agreement.

“Additional Advance Diligence Package” shall mean, with respect to any Future Advance, all documents related to such Future Advance, including, but not limited to, executed leases, updated occupancy and aggregate rent information, updated third-party reports or valuations obtained by the Originator in connection with the Future Advance, the related TI/LC Tracking Schedule and emails or other correspondence with the related Borrower, in each case, to the extent such information is in the Originator’s possession.  If the Future Advance is the final Future Advance with respect to a project, such package shall also include confirmation in form satisfactory to the Originator that the project has been completed to the Originator’s satisfaction.

“Additional Advance Pre-Funding Diligence” shall have the meaning set forth in Section 27.

“Additional Amounts” shall have the meaning specified in Section 29(b) of this Agreement.

“Additional Seller Joinder Agreement” shall mean an Additional Seller Joinder Agreement, substantially in the form of Exhibit II, duly executed and delivered by each party thereto.

“Additional Sellers” shall mean, with respect to any Transaction, any additional party or parties entering into this Agreement in its capacity as seller that has executed and delivered an Additional Seller Joinder Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by, or under common control with, such Person.  For the purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Hedge Counterparty” shall mean Deutsche Bank AG or any Affiliate of Buyer, as counterparty to any Hedging Transaction.

“Affiliated Hedging Transaction” shall mean a Hedging Transaction entered into by any Seller or Guarantor with an Affiliated Hedge Counterparty.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price with respect to all Purchased Loans on such date of determination.

“Agreement” shall mean this Third Amended and Restated Master Repurchase Agreement, dated as of February 14, 2017 by and among each Seller from time to time party hereto, Depository and Deutsche Bank AG, Cayman Islands Branch, as same may be amended, modified and/or restated from time to time.

“Allocable Percentage” shall mean, with respect to any Principal Payment on any Purchased Loan, a fraction (expressed as a percentage) the numerator of which is the Repurchase Price with respect to such Purchased Loan as in effect immediately prior to such Principal Payment (net of any accrued Price Differential and, unless an Event of Default has occurred and is continuing, excluding any other amounts then owing to Buyer), and the denominator of which is the outstanding principal balance of such Purchased Loan immediately prior to such Principal Payment.

“Alternative Rate” shall have the meaning specified in Section 3(f) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Servicer Account” shall mean, with respect to each Purchased Loan, the account(s) established by the applicable Servicer into which principal, interest and other payments made by the related Mortgagor or other obligor with respect to such Purchased Loan under the related Loan Documents are remitted (directly or indirectly).

“Applicable Spread” shall mean:

(i)                                     With respect to each Conventional Loan subject to a Transaction, (i) prior to the occurrence of an Event of Default, 2.50% and (ii) following an Event of Default, 5.50%; provided, further, that with respect to each Transaction related to a Purchased Loan that is a Conventional Loan that, as of any date of determination, is still subject to a Transaction, upon the one year anniversary of the origination of the related Purchased Loan the Applicable Spread shall mean (i) 3.00%, prior to the occurrence of an Event of Default and (ii) 6.00% following an Event of Default; provided, further, that with respect to each Transaction related to a Purchased Loan that is a Conventional Loan that, as of any date of determination, is still subject to a Transaction, upon the eighteen month anniversary of the origination of the related Purchased Loan the Applicable Spread shall mean (i) 3.25%, prior to the occurrence of an Event of Default and (ii) 6.25% following an Event of Default, and

(ii)                                  With respect to each Investor Bridge Loan subject to a Transaction, (i) prior to the occurrence of an Event of Default, 3.00% and (ii) following an Event of Default, 6.00%; provided, further, that with respect to each Transaction related to a Purchased Loan that is an Investor Bridge Loan that, as of any date of determination, is still subject to a Transaction, upon the one year anniversary of the origination of the related Purchased Loan the Applicable Spread shall mean (i) 3.25%, prior to the occurrence of an Event of Default and (ii) 6.25% following an Event of Default; provided, further, that with respect to each Transaction related to a Purchased Loan that is an Investor Bridge Loan that, as of any date of determination, is still subject to a Transaction, upon the eighteen month anniversary of the origination of the related Purchased Loan the Applicable Spread shall mean (i) 3.50%, prior to the occurrence of an Event of Default and (ii) 6.50% following an Event of Default, provided, further, that during the Extension Period, the Applicable Spread as determined in accordance with the terms of each clause of this definition shall increase by 0.25% in each case.

“Appraisal” shall mean an appraisal which (i) satisfies the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the guidelines of the Uniform Standards of Professional Appraisal Practice, each as in effect on the date of such appraisal, (ii) was conducted by an appraiser who (A) is certified by the state in which such appraiser is located, (B) (x) has received an MAI designation from the Appraisal Institute or (y) is named on the Originator’s approved list of appraisers (which list may be updated from time to time with the prior consent of the Buyer) and (C) is satisfactory to the Buyer in its reasonable discretion and (iii) is not based on assumptions provided by or influenced by any Seller Party, any equity holder in any Seller Party, or any Affiliates of the foregoing, other than in accordance with customary market practices.

“Appraisal Review Agent” shall mean SW Seaside Services, LLC or such other third-party Appraisal provider that is satisfactory to the Buyer in its reasonable discretion.

“Approved Hedging Transaction” shall mean a Hedging Transaction which has been collaterally assigned to Buyer in accordance with the terms of the underlying Hedging Transaction pursuant to documentation which provides Buyer with the right to exercise termination rights and receive funds directly and which is otherwise in form and substance satisfactory to Buyer in its reasonable discretion.

“As-Is Debt Service Coverage Ratio” shall mean, with respect to any Mortgage Loan on any date of determination, the ratio obtained by dividing (a) the As-Is Net Operating Income of the related Mortgaged Property or Properties by (b) the product of (i) the Principal Balance of such Mortgage Loan and (ii) the related Assumed Interest Rate.

“As-Is Debt Yield” shall mean, as of any date of determination and with respect to any Mortgage Loan, the ratio of the As-Is Net Operating Income of the Mortgaged Property related to such Mortgage Loan to the Eligible Loan Amount of such Mortgage Loan.

“As-Is Net Operating Income” shall mean, with respect to any Mortgaged Property or Properties as of any date of determination, the amount of annualized cash flow available “as-is” for debt service, based on the most recent financial statements of the related Mortgagor.

“Assignment of Leases” shall mean, with respect to any Purchased Loan, an assignment of leases and rents thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean, with respect to any Purchased Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Assumed Interest Rate” shall mean, as of any date of determination, and with respect to any Mortgage Loan (i) that is a fixed-rate Mortgage Loan, the fixed rate of interest on such Mortgage Loan as of such date of determination, (ii) that is a hybrid Mortgage Loan, the greater of (A) the initial fixed rate of interest on such Mortgage Loan and (B) the variable rate of interest on such Mortgage Loan, assuming an index equal to the swap rate at the duration of the related Mortgage Loan without regard to pre-payments and (iii) that is an adjustable-rate Mortgage Loan, the variable rate of interest on such Mortgage Loan.

“Authorized Representative” shall mean each of the authorized representatives of Sellers listed on Exhibit III, as such exhibit may be modified from time to time upon notice to Buyer.

“Availability Fee” shall have the meaning given thereto in the Letter Agreement.

“Available Amount” shall have the meaning set forth in the Letter Agreement.

“Available Amount Certificate” shall have the meaning specified in Section 3(a).

“Available Income” shall mean, all Income other than (a) the Underlying Purchased Loan Reserves, and (b) Qualified Servicing Expenses.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time or any successor statute or rule promulgated thereto.

“Bankruptcy Laws” shall mean the Bankruptcy Code or any other United States bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or any similar statute, law, rules, regulations or similar legal requirements of any other applicable jurisdiction, in each case, as amended from time to time.

“Base Amount” shall mean an amount equal to the greater of (i) the aggregate Eligible Loan Amount for all Purchased Loans and (ii) the Maximum Amount.

“Base Maximum Original Purchase Percentage” shall mean, with respect to any Transaction, the percentage specified as the Base Maximum Original Purchase Percentage in the Confirmation for such Transaction which percentage shall be as follows:

(i)                                     if the subject of such Transaction is a Conventional Multifamily Loan, the Conventional Multifamily Loan Maximum Original Purchase Percentage; or

(ii)                                  if the subject of such Transaction is a Conventional Commercial Loan, the Conventional Commercial Loan Maximum Original Purchase Percentage; or

(iii)                               if the subject of such Transaction is an Investor Bridge Loan, the Investor Bridge Loan Maximum Original Purchase Percentage.

“Bid Process” shall have the meaning specified in Section 4(h) of this Agreement.

“Bid Process Differential Amount” shall mean, as of any date of determination, an amount equal to the excess, if any, of the fair market value of the Purchased Loans as determined by the Bid Process over the Market Value of the Purchased Loans as determined by Buyer.

“Bid Process Limit” shall mean, as of any date of determination, the Bid Process Limit shall have been met if a Bid Process was not a Successful Bid Process on two (2) or more occasions.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the States of New York, Illinois or Minnesota are authorized or obligated by law or executive order to be closed.  When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Buyer” shall mean Deutsche Bank AG, Cayman Islands Branch, or any successor or assignee thereof.

“Capital Expenditure” shall mean, with respect to any Mortgage Loan that is an Investor Bridge Loan, any capital expenditures associated with the related Mortgage Property that have been funded by Additional Advances and verified by the Verification Agent, but which have not been included in the Mortgaged Property Valuation.

“Cash” shall mean such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Cash Management Account” shall mean a segregated interest bearing account, entitled “ReadyCap Commercial, LLC, Sutherland Warehouse Trust II and Sutherland Asset I, LLC, as Sellers, Cash Management Account for the benefit of Deutsche Bank AG, Cayman Islands Branch, as Buyer”, established at the Depository, bearing account number 173245000.

“Change of Control” shall mean the occurrence of any of the following events with respect to any Seller or the Guarantor: (1) the sale, transfer or other disposition of all or substantially all of such Seller or Guarantor’s assets or (2) any Person or group of Persons shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of (i) 25% or more of the total voting power of all classes of equity interests of such Seller or the Guarantor entitled to vote generally in the election of the directors of such Seller or the Guarantor, as appropriate, or (ii) 25% or more of the total voting power of all classes of equity interests of an ultimate beneficial owner of such Seller or the Guarantor, as applicable, that is the beneficial owner of 25% or more of the total voting power of all classes of equity interests of such Seller or the Guarantor, as applicable, entitled to vote generally in the election of the directors of such Seller or the Guarantor, as applicable.

“Change in Law” shall have the meaning specified in Section 3(i) of this Agreement.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning specified in Section 6 of this Agreement.

“Collection Period” shall mean the period commencing on (and including) the first day of each calendar month (or if such day is not a Business Day, then the next succeeding Business Day) and ending on (and excluding) the first day of the next succeeding calendar month (or if such day is not a Business Day, then the next succeeding Business Day).

“Concentration Limits” shall mean, on any date of determination, and unless otherwise agreed by the Buyer in its sole and absolute discretion, the Concentration Limits shall be satisfied if:

a)            The aggregate Eligible Loan Amount for all Purchased Loans (x) related to a single Mortgagor (without regard to any Purchased Loans related to any Affiliate of such Mortgagor) or (y) cross-defaulted with any other Purchased Loan shall not exceed $25,000,000;

b)                                     The aggregate Eligible Loan Amount for all Purchased Loans related to any Mortgagor or any Affiliates of said Mortgagor shall not exceed $50,000,000 (or such lower amount as required by the Buyer in its sole and absolute discretion);

c)                                      The aggregate Eligible Loan Amount for all Purchased Loans secured by the same property type shall not exceed the greater of (i) $48,750,000 and (ii) 65% of the Base Amount;

d)                                     The aggregate Eligible Loan Amount for all Purchased Loans secured by self-storage property shall not exceed 15% of the Base Amount;

e)                                      The aggregate Eligible Loan Amount for all Purchased Loans secured by Mortgaged Properties located in (A) each of California and New York shall not individually exceed the greater of (i) $75,000,000 and (ii) 40% of the Base Amount as of such date of determination, (B) each of Texas, Florida and Illinois shall not individually exceed the greater of (i) $60,000,000 and (ii) 40% of the Base Amount as of such date of determination and (C) in any other state shall not individually exceed the greater of (i) $45,000,000 and (ii) 30% of the Base Amount as of such date of determination;

f)                                       The aggregate Eligible Loan Amount for Purchased Loans which are Sub-Performing Mortgage Loans or Defaulted Mortgage Loans shall not exceed the greater of (i) $15,000,000 and (ii) 10% of the Base Amount as of such date of determination;

g)                                      For all Purchased Loans that are Conventional Commercial Loans, (i) the Weighted Average LTV shall not exceed 75%, (ii) the Weighted Average As-Is Debt Yield shall be no less than 10.50% and (iii) the Weighted Average As-Is Debt Service Coverage Ratio shall be no less than 1.30;

h)                                     For all Purchased Loans that are Conventional Multifamily Loans, (i) the Weighted Average LTV shall not exceed 75%, (ii) the Weighted Average As-Is Debt Yield shall be no less than 9.50% and (iii) the Weighted Average As-Is Debt Service Coverage Ratio shall be no less than 1.30;

i)                                         For all Purchased Loans that are Investor Bridge Loans, (i) the Weighted Average LTV shall not exceed 65%, it being understood that, solely for purposes of such calculation, the Mortgaged Property Valuation of the related Mortgaged Property shall include 75% of any Capital Expenditures made with respect to such Investor Bridge Loan since the date of the most recent Current Appraisal and (ii) the Weighted Average Stabilized Debt Yield shall be no less than 10.00%; provided, that (A) the aggregate Eligible Loan Amount of all Purchased Loans that are Investor Bridge Loans shall not exceed $150,000,000 and (B) the aggregate Eligible Loan Amount of all Purchased Loans that are Investor Bridge Loans with a maximum Principal Balance (including any Future Advance Obligations) greater than $10,000,000 shall not exceed 25% of the Maximum Amount;

j)                                        The aggregate Eligible Loan Amount for all Purchased Loans which are classified in geographic risk score categories 4 or 5 at origination shall not exceed the greater of (i) $20,000,000 and (ii) 10% of the Base Amount as of such date of determination;

k)                                     The aggregate Eligible Loan Amount for all Purchased Loans with a Principal Balance less than $1,000,000 shall not exceed 15% of the aggregate Eligible Loan Amount for all Purchased Loans; and

l)                                         During the Extension Period, the aggregate Eligible Loan Amount of all Purchased Loans that are Investor Bridge Loans shall not exceed 40% of the aggregate outstanding Repurchase Price of all Purchased Loans.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Controlled Account Agreement” shall mean that certain Securities Account Control Agreement, dated as of December 18, 2014, among Buyer, the Seller Parties and the Depository, relating to the Cash Management Account, the Margin Account and the Reserve Account, as the same may be amended, modified and/or restated from time to time.

“Conventional Commercial Loan” shall have the meaning specified in the Underwriting Criteria.

“Conventional Commercial Loan Maximum Original Purchase Percentage” shall mean with respect to any Transaction the subject of which is a Conventional Commercial Loan, eighty percent (80%).

“Conventional Loan” shall mean either a Conventional Commercial Loan or a Conventional Multifamily Loan.

“Conventional Multifamily Loan” shall have the meaning specified in the Underwriting Criteria.

“Conventional Multifamily Loan Maximum Original Purchase Percentage” shall mean with respect to any Transaction the subject of which is a Conventional Multifamily Loan, eighty percent (80%).

“Credit Event” shall mean, with respect to any Purchased Loan, the occurrence of any of the following events (individually or collectively): (i) the occurrence and continuance of a monetary or material non-monetary Loan Event of Default with respect to such Purchased Loan; (ii) a material decline in As-Is Net Operating Income of the related Mortgagor; (iii) a material decline in the Mortgaged Property Valuation of the related Mortgaged Property; or (iv) a Material Adverse Event with respect to such Purchased Loan.

“Current Appraisal” shall mean, with respect to each Mortgaged Property, an Appraisal of such Mortgaged Property issued no more than (i) sixty (60) days prior to the related Purchase Date (other than the Initial Purchased Loans), (ii) twelve (12) months prior to any date of determination, (iii) with respect to any Sub-Performing Mortgage Loan, within thirty (30) days of such Purchased Loan becoming a Sub-Performing Mortgage Loan, and (iv) with respect to any Defaulted Loan, within thirty (30) days of such Purchased Loan becoming a Defaulted Loan.

“Custodial Agreement” shall mean the Custodial Agreement, dated December 18, 2014, by and among the Custodian, the Seller Parties and Buyer, as the same may be amended, modified and/or restated from time to time.

“Custodial Delivery” shall mean the form executed by the applicable Seller in order to deliver the Loan Schedule and the Loan File with respect to any Purchased Loan to Buyer or its designee (including the Custodian) pursuant to Section 7, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean U.S. Bank National Association, or any successor Custodian appointed by Buyer with the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed).

“Dark LTV” shall mean, as of any date of determination and expressed as a percentage, (x) the Principal Balance of such Investor Bridge Loan divided by (y) the value of the related Mortgaged Property, based solely on the value of the real property and excluding any rental income, personal property or going concern value.

“Default” shall mean any event which, with the giving of notice, the passage of the applicable cure period, if any, or both, would constitute an Event of Default.

“Defaulted Loan” shall mean a Mortgage Loan with respect to which (a)(i) any payment is 120 days or more delinquent or (ii) the applicable Seller determines that it is reasonably likely that the Mortgagor will not be able to make a delinquent payment within 180 days after such payment was due, (b) the Mortgagor is subject to an Act of Insolvency , (c) there exists a default, other than a payment default, that the applicable Seller determines is reasonably likely to result, or that has resulted, in the acceleration of such Mortgage Loan, (d) the applicable Seller has determined that a default, other than a payment default, that is reasonably likely to result in the acceleration of such Mortgage Loan is imminent, (e) the related Mortgaged Property is an REO

Property or (f) has been subject to any Material Modification on two (2) or more occasions within any twenty four (24) month period.

“Depository” shall mean U.S. Bank National Association, or any successor Depository appointed by Buyer with the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed).

“Diligence Event” shall mean any of the following events:

(i)                                     a Default; or

(ii)                                  a Servicer Termination Event; or

(iii)                               any other event which, in the reasonable good-faith determination of the Buyer, would have a material and adverse impact on the interests of the Buyer.

“Discount Factor” shall mean, with respect to (i) any Mortgage Loan that is a Performing Mortgage Loan, 100% and (ii) any Mortgage Loan that is a Sub-Performing Mortgage Loan, 70%.

“Early Repurchase” shall have the meaning specified in Section 3(d) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Effective Date” means February 14, 2017.

“Eligibility Compliant Ratio” shall mean, as of any date of determination, a condition which will be satisfied if (i) with respect to any Mortgage Loan that is an Investor Bridge Loan, both (A) the LTC of such Mortgage Loan is less than or equal to 80% and (B) the LTV of such Mortgage Loan is less than or equal to 95% and (ii) with respect to any Mortgage Loan that is a Conventional Multifamily Loan or a Conventional Commercial Loan, the LTV of such Mortgage Loan is less than or equal to 90%.

“Eligibility Matrices” shall mean the matrices attached hereto as Exhibit XIII.

“Eligible Loan” shall mean a Mortgage Loan that is eligible to be purchased by the Buyer hereunder.  As of any date of determination, and with respect to each Mortgage Loan, the Buyer shall have the right to determine if such Mortgage Loan is an Eligible Loan based on the criteria set forth below, such determination to be made by the Buyer in its reasonable sole discretion.

A Mortgage Loan shall be an Eligible Loan if:

a)                                     it is a senior, secured Mortgage Loan with a first priority perfected security interest in a Mortgaged Property;

b)                                     it was originated by the Originator in material compliance with the Underwriting Criteria and the terms of which comply with the Underwriting Criteria as of the related Purchase Date; provided, however, that any Mortgage Loan that complies with the Underwriting Criteria as a result of compensating factors shall be an Eligible Loan subject to the Buyer’s sole and absolute discretion;

c)                                      it complies, as of the related Purchase Date, with the Eligibility Matrices;

d)                                     it is (i) with respect to any New Collateral, performing and current with respect to all scheduled principal and interest payments due on or before the related Purchase Date and (ii) not a Defaulted Loan;

e)                                      it is directly secured by a Mortgaged Property that is an Eligible Mortgaged Property Type, free and clear of any subordinate liens and with Loan Documents that prohibit subordinate liens;

f)                                       it was originated in conformance with and remains in compliance with all local, state and federal statutes, rules and regulations in all material respects; provided, that a Mortgage Loan in compliance with local, state and federal statutes due to an applicable “grandfather provision”, shall be considered eligible for purposes of this clause (f);

g)                                      its related Mortgagor is an Eligible Mortgagor;

h)                                     it is denominated in U.S. dollars;

i)                                         it requires the related Mortgagor to make interest payments no less frequently than monthly;

j)                                        it is a Mortgage Loan for which, in connection with its origination, the Originator obtained all appraisals, title insurance, environmental reports and engineering reports that are required in accordance with the Underwriting Criteria;

k)                                     its related Loan File was, or will be, delivered to the Custodian in accordance with the Custodial Agreement and subject to any grace and/or cure periods provided herein;

l)                                         it is not a participation interest in any loan;

m)                                 it is not secured by unimproved land or real property that is undergoing ground-up construction, other than rehabilitation or the construction of tenant improvements;

n)                                     it is a Mortgage Loan for which all Loan Documents conform in all respects with the Form Documents other than any Non-Material Deviations or deviations approved by the Buyer in its sole and absolute discretion;

o)                                     the Loan Representations are true and correct in all material respects, subject to any exceptions to such representations and warranties that are approved by the Buyer;

p)                                     it was originated on an arm’s-length basis;

q)                                     a Current Appraisal has been posted to the website www.box.com or otherwise delivered to the Buyer and the Verification Agent in respect of such Purchased Loan;

r)                                        it has not been subject to any Material Modification;

s)                                       it would not be deemed to be uncollectable in accordance with ordinary business practices;

t)                                        it is an Origination Product;

u)                                     with respect to any New Collateral, it has a Principal Balance no less than $750,000 and no greater than $10,000,000 or, solely with respect to Investor Bridge Loans, $20,000,000 (including any Future Advance Obligations);

v)                                     it satisfies the Eligibility Compliant Ratio test;

w)                                   with respect to each Mortgage Loan that is an Investor Bridge Loan that may be subject to a Transaction after the Effective Date, the Dark LTV for such Investor Bridge Loan shall not exceed 90%; and

x)                                     with respect to any Conventional Loan, a Securitization Takeout shall not have occurred since the Purchase Date of such Conventional Loan.

provided, however, that a Mortgage Loan that does not meet such criteria may nevertheless be an Eligible Loan if the Buyer in its sole and absolute discretion consents to such Mortgage Loan being an Eligible Loan.

“Eligible Loan Amount” shall mean, with respect to a Mortgage Loan that is an Eligible Loan, the lesser of: (i) the Principal Balance of such Eligible Loan, (ii) the Market Value of such Eligible Loan (iii) 80% of the Mortgaged Property Valuation of such Eligible Loan and (iv) solely with respect to an Eligible Loan that is an Investor Bridge Loan, 75% of an amount equal to the sum of (A) the Mortgaged Property Valuation of such Eligible Loan plus (B) any Capital Expenditures made with respect to such Eligible Loan since the most recent Current Appraisal Date; provided, however, that if, as of any date of determination, any Concentration Limit shall not have been satisfied, then the Eligible Loan Amount of one or more Eligible Loans shall be reduced, in an amount determined by the applicable Seller to the extent necessary so that all Concentration Limits shall be satisfied as of such date of determination; provided, further, that for each Mortgage Loan that is not an Eligible Loan, the Eligible Loan Amount shall be $0.

“Eligible Margin Collateral” shall mean any of (i) Cash, (ii) bonds, debentures, treasury bills, notes or other securities issues by the government of the United States of America and (iii) other securities agreed to by both the Buyer and the Sellers.

“Eligible Mortgaged Property Type” shall mean a Mortgaged Property that is primarily used as a retail, office, industrial, multifamily property, warehouse, self-storage, or a mixed use property involving any combination of such uses.

“Eligible Mortgagor” shall mean a Mortgagor that (i) is an entity whose jurisdiction of formation and principal place of business are located in the United States and (ii) is not an Affiliate of (A) any Seller Party, (B) any holder of an Equity Interest in any Seller Party or (C) any director, manager, member or officer of any Seller Party.

“Environmental Law” shall mean any present or future federal, state or local law, statute, regulation or ordinance, any judicial or administrative order or judgment thereunder, pertaining to health, industrial hygiene, hazardous substances or the environment, including, but not limited to, each of the following, as enacted as of the date hereof or as hereafter amended:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§ 2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act, 22 U.S.C. §§ 1251 et seq.), the Clean Air Act, 42 U.S.C. §§ 7401 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.

“Equity Interests” shall mean, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, beneficial interests (in the case of a trust) and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Seller is a member and (ii) solely for purposes of potential liability under Section 302(b)(2) of ERISA and Section 412(b)(2) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which any Seller is a member.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Plan; (b) a withdrawal by a Seller or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Seller or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Seller or any ERISA Affiliate.

“Excluded Taxes” shall have the meaning specified in Section 29(b) of this Agreement.

“Existing Agreement” shall have the meaning set forth in the preliminary statement.

“Exit Fee” shall have the meaning given thereto in the Letter Agreement.

“Extension Period” shall have the meaning given thereto in the Letter Agreement.

“Event of Default” shall have the meaning specified in Section 13(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIA” shall have the meaning specified in Section 22(c).

“FDICIA” shall have the meaning specified in Section 22(d).

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by it; provided, that such selected brokers shall be the same brokers as selected for all of Buyer’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Filings” shall have the meaning specified in Section 6 of this Agreement.

“Form Documents” shall mean the Originator’s standard commercial mortgage loan documents as in effect on the Closing Date, which documents shall not be modified without the prior written consent of the Buyer, other than with respect to any changes that would constitute a Non-Material Deviation.

“Funding Certification” shall have the meaning specified in Section 3(a).

“Funding Compliant Ratio” shall mean, as of any Purchase Date, a condition which will be satisfied if (i) with respect to any Mortgage Loan that is an Investor Bridge Loan, both (A) the LTC of such Mortgage Loan is less than or equal to 75% and (B) the LTV of such Mortgage Loan is less than or equal to 95% and (ii) with respect to any Mortgage Loan that is a Conventional Multifamily Loan or a Conventional Commercial Loan, the LTV of such Mortgage Loan is less than or equal to 80%.

“Future Advance” shall mean, with respect to any Mortgage Loan, any advance of funds made pursuant to the terms of the related Loan Documents after the origination of such Mortgage Loan.

“Future Advance Obligation” shall mean, with respect to any Mortgage Loan and any date of determination, the aggregate amount (without duplication) of unfunded Future Advances relating to such Mortgage Loan.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean Sutherland Partners, L.P., in its capacity as guarantor under the Guaranty.

“Guaranty” shall mean the Second Amended and Restated Guaranty, dated as of October 31, 2016, from the Guarantor to Buyer, as the same may be amended, modified and/or restated from time to time.

“Hazardous Materials” shall mean oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including any substances which are  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under Environmental Laws.

“Hedge Counterparty” shall mean an Affiliated Hedge Counterparty or any other counterparty to a Hedging Transaction approved by Buyer in its reasonable discretion.

“Hedging Transaction” shall mean, with respect to any Purchased Loan, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, or which otherwise hedges the value of a Purchased Loan, either generally or under specific contingencies, entered into by any Seller or Guarantor (or an Affiliate of Guarantor) with a Hedge Counterparty and which has been collaterally assigned to Buyer in accordance with the terms hereof.

“Income” shall mean, with respect to any Purchased Loan at any time, the sum of (x) payments of principal, interest, dividends or other similar distributions or collections, (y) all net sale proceeds received by the Seller Parties or any Affiliate of either of them in connection with a sale of such Purchased Loan, other than any origination fees that were earned and paid prior to the related Purchase Date and (z) payments or other distributions received pursuant to any related Hedging Transaction for such Purchased Loan.

“Indemnified Amounts” shall have the meaning specified in Section 26.

“Indemnified Parties” shall have the meaning specified in Section 26.

“Investment Manager” shall mean Waterfall Asset Management, LLC.

“Investor Bridge Loan” shall have the meaning specified in the Underwriting Criteria.

“Investor Bridge Loan Maximum Original Purchase Percentage” shall mean with respect to any Transaction the subject of which is an Investor Bridge Loan, seventy-five percent (75%).

“Letter Agreement” shall mean that certain fourth amended and restated letter agreement, dated as of February 14, 2017, among Buyer and the Seller Parties, as the same may be amended, modified and/or restated from time to time.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a three-month period, that appears on Reuters Screen LIBOR03 (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date.  If such rate does not appear on Reuters Screen LIBOR03 as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a three-month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a three-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error.

“LLC Seller” shall mean each of Originator, Sutherland, and each other limited liability company party hereto as a Seller.

“Loan Documents” shall mean, with respect to a Purchased Loan, the documents included or required to be included, as the context may require, in the related Loan File and Servicing File.

“Loan Event of Default” shall mean for any Purchased Loan, an “Event of Default” as defined in the Loan Documents for such Purchased Loan (or such other term as is used in such documents to describe events the occurrence of which gives the lender the right to accelerate (or causes the automatic acceleration of) such Purchased Loan); provided, however, that no default under the Loan Documents for any Purchased Loan shall become a Loan Event of Default hereunder unless such default is not cured within any applicable grace and cure periods (if any)

under the applicable Loan Documents or is waived by applicable Seller, as lender thereunder, with Buyer’s written consent.

“Loan File” shall mean the documents specified as the “Loan File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Loan Representations” shall mean with respect to any Purchased Loan or prospective Purchased Loan, the representations and warranties set forth on Exhibit VI attached hereto or, if different, the representations and warranties applicable to such Purchased Loan as set forth on Schedule 2 to the Confirmation for such Purchased Loan, in each case, as modified by any exceptions to such representations and warranties disclosed in writing by the applicable Seller which are approved by Buyer in its sole and absolute discretion and set forth on Schedule 3 to the related Confirmation.

“Loan Schedule” shall mean a schedule of Purchased Loans attached to each Trust Receipt and Custodial Delivery.

“LTC” shall mean, as of any date of determination and with respect to any Mortgage Loan, the ratio of the Principal Balance of such Mortgage Loan to the sum of (i) the Mortgaged Property Valuation of the related Mortgaged Property and (ii) any Capital Expenditures made with respect to such Mortgage Loan since the date of the most recent Current Appraisal.

“LTV” shall mean, as of any date of determination and with respect to any Mortgage Loan, the ratio of the Principal Balance of such Mortgage Loan to the Mortgaged Property Valuation of the related Mortgaged Property.

“Mandatory Early Repurchase” shall have the meaning specified in Section 3(l).

“Mandatory Early Repurchase Date” shall have the meaning specified in Section 3(l).

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Loan, the occurrence of any of the following:

(i)                                     such Mortgage Loan ceases to be an Eligible Loan;

(ii)                                  such Mortgage Loan violates the Concentration Limits;

(iii)                               a voluntary or involuntary bankruptcy petition is filed with respect to the related Mortgagor or guarantor of such Purchased Loan;

(iv)                              all or a material portion of the Mortgaged Properties securing such Purchased Loan shall be (A) materially damaged or destroyed by fire or other casualty or (B) taken by any Governmental Authority having jurisdiction over such Mortgaged Properties as the result, in lieu or in anticipation of the exercise of the right of condemnation or eminent domain; or

(v)                                 any other event or condition specifically designated as a Mandatory Early Repurchase Event in the applicable Confirmation for such Purchased Loan.

“Margin Account” shall mean a segregated interest bearing account, entitled “ReadyCap Commercial, LLC, Sutherland Warehouse Trust II and Sutherland Asset I, LLC, as Sellers, Margin Account for the benefit of Deutsche Bank AG, Cayman Islands Branch, as Buyer”, established at the Depository, bearing account number 173245001.

“Margin Deficit” shall have the meaning specified in Section 4(a) hereof.

“Margin Excess” shall have the meaning specified in Section 4(e) hereof.

“Margin Payment Date” shall have the meaning as defined in Section 4(b).

“Market Value” shall mean, as of any date of determination and for any Eligible Loan, the bid-side fair market value in an arms-length transaction between two consenting parties of such Eligible Loan, expressed as a Dollar amount, as determined (i) prior to a Successful Bid Process, by the Buyer in its sole discretion acting in good faith and (ii) following a Successful Bid Process but prior to a new determination of the Market Value by the Buyer, by the Valuation Agent pursuant to the Bid Process.  The Buyer shall determine the Market Value of the Eligible Loans under clause (i) above at such intervals as determined by the Buyer in its sole discretion, using the same methodology used to determine the market value of its own assets similar to the Eligible Loans, acting in good faith.  The Buyer’s election, in its sole and absolute discretion, not to determine the Market Value of an Eligible Loan at any time shall not in any way limit or impair its right to make such determination in the future.  Unless otherwise agreed by the Buyer in its sole discretion, the Market Value of each Mortgage Loan that is not an Eligible Loan shall be $0.

“Market Value Percentage” shall mean, with respect to any Eligible Loan or Purchased Loan, as of any date, the fraction, expressed as a percentage and rounded to the next highest hundredth of a percent, the numerator of which is the then current Market Value of such Eligible Loan or Purchased Loan, and the denominator of which is the then current Principal Balance of such Eligible Loan or Purchased Loan.

“Market Value Percentage Increase” shall mean the greater of (i) zero (0) and (ii) the difference between (x) the then current Market Value Percentage of such Purchased Loan and (y) the Market Value Percentage of such Purchased Loan as of the last date that any Seller cured a Margin Deficit pursuant to Section 4(b).

“Material Adverse Effect” shall mean a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition or credit quality of the Originator or Guarantor (taken as a whole), (b) the ability of any Seller or Guarantor to pay or perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the value of one or more Purchased Loans.

“Material Adverse Event” shall mean any act of God, outbreak of hostility or war, or material adverse change or material disruption in current financial, banking or capital market conditions, in each case, which could reasonably be excepted to cause the Purchased Loans to become delinquent or to adversely affect the Mortgaged Property Valuation of the Purchased Loans.

“Material Modification” shall mean any modification, waiver or amendment of any term of, or any other acts with respect to, any Mortgage Loan that would:

(i)            (A) affect the amount or timing of any related payment of principal, interest or other amount payable (other than penalty charges) under such Mortgage Loan, (B) materially and adversely affect the security for such Mortgage Loan or (C) not constitute a Non-Material Deviation;

(ii)           release the related guarantor or otherwise materially modify the terms of the related guaranty;

(iii)          result in the addition or substitution of any collateral for an outstanding Mortgage Loan; or

(iv)          result in any subordinated or mezzanine debt with respect to such Mortgage Loan or the related Mortgaged Property.

“Maximum Amount” shall have the meaning set forth in the Letter Agreement.

“Maximum Original Purchase Percentage” shall mean, with respect to any Transaction, the percentage specified as the Maximum Original Purchase Percentage in the Confirmation for such Transaction which percentage shall equal the product of (i) the Base Maximum Original Purchase Price Percentage and (ii) the applicable Discount Factor.

“Modified Mortgage Loan” shall mean any Mortgage Loan with respect to which a Material Modification has occurred.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple or ground lease interest in real property and the improvements thereon, securing a Mortgage Note.

“Mortgage Loan” shall mean a loan evidenced by a Mortgage Note and secured by a Mortgage on a Mortgaged Property.

“Mortgage Loan Documents” shall mean for any Mortgage Loan, the Mortgage Note, Mortgages and all other documents evidencing and/or securing such Mortgage Loan.

“Mortgage Loan Pre-Funding Diligence” shall have the meaning specified in Section 27.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by one or more Mortgages.

“Mortgaged Properties” shall mean, with respect to any Eligible Loan or Purchased Loan, the properties securing such Eligible Loan or Purchased Loan.

“Mortgaged Property Valuation” shall mean, as of any date of determination, with respect to any Mortgaged Property related to a Mortgage Loan the “as-is” appraised value of such Mortgaged Property based on the most recent Current Appraisal of such Mortgaged Property; provided, however, if a Credit Event has occurred with respect to such Mortgage Loan, after providing written notice of such intention to the applicable Seller, the Buyer shall have the right to direct the applicable Seller to direct the applicable Servicer to obtain a new or updated Appraisal of such Mortgaged Property, at the applicable Seller’s expense, which new or updated Appraisal when received shall be used to determine the Mortgaged Property Valuation of such Mortgaged Property; provided, further, if, following the Closing Date, the Property Value Index declines by 5% or more from its value as of the Closing Date, the Buyer shall have the right to direct the applicable Seller to direct the applicable Servicer to obtain a Sample Valuation.  In the event that the Sample Valuation shows a decrease of 10% or more in the weighted average property value of the sampled Mortgaged Properties, the Buyer shall have the right to direct the applicable Seller to direct the applicable Servicer to obtain a new or updated Appraisal for each of the Purchased Loans.  If at any time the Property Value Index declines an additional 5% from its value as of the date of the previous Sample Valuation, the Buyer shall have the right to direct the applicable Seller to direct the Servicer to obtain a new Sample Valuation.

“Mortgagor” shall mean the obligor on a Mortgage Note and the mortgagor/grantor under the related Mortgage(s).

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by any Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Market Value Decrease” shall mean, with respect to any Purchased Loan, as of any date of determination, an amount equal to the greater of (a) zero and (b) (i) if the difference between (x) the Purchase Date Market Value Percentage of such Purchased Loan, and (y) the then current Market Value Percentage of such Purchased Loan (such difference, the “Market Value Percentage Decrease”), as of such date of determination, is not greater than 10%, the product of (1) the then current Principal Balance of such Purchased Loan, (2) the Market Value Percentage Decrease of such Purchased Loan and (3) the Maximum Original Purchase Percentage for such Purchased Loan or (ii) if the Market Value Percentage Decrease of such Purchased Loan, as of such date of determination, is greater than 10%, the product of (1) the then current Principal Balance of such Purchased Loan and (2) the Market Value Percentage Decrease of such Purchased Loan, as of such date of determination.

“Net Market Value Increase” shall mean, with respect to any Purchased Loan, as of any date of determination, an amount equal to the product of (i) the then current Principal Balance of such Purchased Loan and (ii) the Market Value Percentage Increase of such Purchased Loan, as of such date of determination.

“New Collateral” shall mean a Mortgage Loan that any Seller proposes to be included as Collateral.

“Non-Material Deviation” shall mean, with respect to any Loan Document, a deviation in the terms or conditions of such Loan Document from the Form Documents (A) arising solely out of (i) changes to deal-specific economic terms such as pricing, the party against whom recourse is available, whether or not recourse is available and maturity date or (ii) changes required by applicable federal, state and/or local laws and regulations, (B) that does not have a material and adverse effect on (x) the security intended to be provided to the Buyer hereunder or (y) the rights and remedies of the Buyer for the practical realization against the collateral (including any guaranty) securing such Mortgage Loan or (C) that creates or alters any material obligation of any Seller Party.

“OFAC” shall have the meaning specified in the definition of Prohibited Person.

“OFAC Laws” shall have the meaning specified in the definition of Prohibited Person.

“Omnibus Assignment” shall mean, with respect to any Mortgage Loan, an assignment of the Mortgage, assignment of leases and rents (unless such item is a document separate from the Mortgage) and all other documents related to such Mortgage Loan.

“Origination Product” shall mean either a Conventional Commercial Loan, a Conventional Multifamily Loan or an Investor Bridge Loan originated by the Originator in accordance with the Underwriting Criteria.

“Originator” shall have the meaning specified in the preliminary statement.

“Other Connection Taxes” means, with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).

“Other Financing Agreement” shall mean any financing agreement or other credit facility with respect to small business loans or mortgage loans with any Person other than Buyer or an Affiliate of Buyer.

“Participant Register” shall have the meaning specified in Section 18(d).

“Paying Agent” shall mean U.S. Bank National Association, in its capacity as paying agent hereunder and under the Paying Agent Side Agreement, or any successor appointed by Buyer with the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed).

“Paying Agent Fee” shall mean $4,000 for each Remittance Date.

“Paying Agent Side Agreement” shall mean that certain Paying Agent Side Agreement, dated as of December 17, 2015, as executed by U.S. Bank National Association, Buyer and Sellers, as the same may be amended, supplemented or otherwise modified from time to time.

“Performing Mortgage Loan” shall mean any Eligible Loan that, as of any date of determination, is 29 days or less delinquent and is not a Sub-Performing Mortgage Loan or a Defaulted Mortgage Loan.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged, (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in the related title policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the current use or net operating income of the Mortgaged Property or the security intended to be provided by such Mortgage or the related Mortgagor’s ability to pay its obligations when they become due

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof or other entity.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Plan” shall mean an employee benefit plan established or maintained by any Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which any Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Assets” shall have the meaning specified in Section 21(a).

“Plan Party” shall have the meaning specified in Section 21(a).

“Portfolio Interest Certificate” shall have the meaning specified in Section 29(c).

“Preliminary Due Diligence Package” shall mean with respect to any New Collateral, the following documents:

(i)                                     all of the documents presented to the Originator’s Loan Committee in connection with the approval of such Mortgage Loan, including the credit memorandum for the related Mortgage Loan,

(ii)                                  a Current Appraisal of the related Mortgaged Property,

(iii)                               any other third party reports related to such Mortgage Loan, including, but not limited to, environmental site assessments (such as Phase I assessments, Phase 2 assessments, or database searches) and property condition reports,

(iv)                              executed copies of all documents to be included in the Loan File for such Mortgage Loan (along with blacklines of such documents marked to show changes from the Form Documents),

(v)           operating statements of the related Mortgagor,

(vi)          evidence of insurance for the related Mortgaged Property,

(vii)         a copy of the final HUD-1 settlement statement related to such Mortgage Loan,

(viii)        the results of the review conducted by legal counsel to the Originator to confirm any exceptions with respect to (a) the Underwriting Criteria and (b) the Loan Representations,

(ix)          a data tape containing information regarding such Mortgage Loan, substantially in the form attached hereto as Exhibit XVII, and

(x)           any other information or documents reasonably requested by the Buyer prior to the related Purchase Date.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate to the Repurchase Price for such Transaction (as adjusted from time to time by reductions in the Repurchase Price pursuant to Sections 3(k), 4(b), 5(c)(iii), 5(d)(iii), 5(d)(v), and 5(e)(iii) and increases in the Repurchase Price as applicable, pursuant to Section 3(p)) on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by the applicable Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean for each Pricing Rate Period, an annual rate equal to LIBOR for such Pricing Rate Period plus the relevant Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(f), 3(g) and 3(h) of this Agreement.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period in respect of any Transaction, (x) the period commencing on and including such Remittance Date and ending on and excluding the following Remittance

Date; provided, however, that in no event shall any Pricing Rate Period for any Transaction end subsequent to the Repurchase Date for such Transaction.

“Principal Balance” shall mean, at any date of determination and with respect to any Mortgage Loan, the lesser of (i) the then current outstanding principal balance of such Mortgage Loan and (ii) if the applicable Seller intends to acquire or acquires such Mortgage Loan at a discount, the purchase price paid or to be paid by such Seller, for such Mortgage Loan less all Principal Payments received thereon.

“Principal Payment” shall mean, with respect to any Mortgage Loan, any payment or prepayment of principal received by the applicable Seller, any Affiliate of such Seller, the applicable Servicer or the Depository in respect thereof and the proceeds of any sale of such Mortgage Loan or any interest therein received by the applicable Seller, any Affiliate of such Seller, the applicable Servicer or the Depository.

“Prohibited Person” shall mean (1) any person or entity who is on the Specially Designated Nationals list (the “SDN List”) maintained by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), (2) any person or entity owned, controlled or acting on behalf of a person on the SDN List and (3) any person or entity otherwise the target of the economic sanctions laws, regulations, and Executive Orders administered by OFAC (collectively, the “OFAC Laws”) such that the entry into this Agreement or the performance of the obligation contemplated hereby would be prohibited if conducted by a U.S. person as that term is defined in the OFAC Laws.

“Protective Advance” shall mean a cash advance to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable out-of-pocket attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with:

(i)            the servicing and administration of a Mortgage Loan, if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred; or

(ii)           the preparation of any appraisals, property condition assessments and environmental assessments required to be obtained pursuant to the applicable Servicing Agreement.

“Purchase Date” shall mean the date on which a Purchased Loan is to be transferred by the applicable Seller to Buyer.

“Purchase Date Market Value” shall mean, with respect to any Purchased Loan, the Market Value of such Purchased Loan as of the related Purchase Date, and which Purchase Date Market Value shall be set forth in the Confirmation for the related Transaction.

“Purchase Date Market Value Percentage” shall mean, with respect to any Purchased Loan, the fraction, expressed as a percentage and rounded to the next highest hundredth of a percent, the numerator of which is the Purchase Date Market Value of such Purchased Loan, and the denominator of which is the Principal Balance as of the related Purchase Date, and which Purchase Date Market Value Percentage shall be set forth in the Confirmation for the related Transaction.

“Purchase Price” shall mean, with respect to any Purchased Loan, the price at which such Purchased Loan is transferred by the applicable Seller to Buyer on the applicable Purchase Date. The Purchase Price as of any Purchase Date for any Purchased Loan shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Eligible Loan Amount of such Purchased Loan, by (ii) the Actual Original Purchase Percentage for such Purchased Loan.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loan or Eligible Loans sold by the related Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by any Seller to Buyer, together with all Loan Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance, collection and escrow accounts and Hedging Transactions relating to any such Eligible Loans.

“Qualified Servicing Expenses” shall mean any fees, compensation and expenses payable to any third-party Servicer that is not an Affiliate of any Seller Party, which fees, compensation and expenses are netted by such Servicer out of collections pursuant to a Servicing Agreement that has been approved by Buyer in writing in its sole and absolute discretion applied in good faith, and which Servicer shall have entered into a Servicer Notice and Agreement substantially in the form attached hereto as Exhibit IX.

“Real Estate Settlement Procedures Act” shall mean the Real Estate Settlement Procedures Act of 1974, 12 U.S.C. §§ 2601 et seq.

“Register” shall have the meaning specified in Section 18(c) of this Agreement.

“Registrar” shall have the meaning specified in Section 18(c) of this Agreement.

“Regulatory Event” shall mean, with respect to the Buyer, any event that results in (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding the Buyer or any of its Affiliates is required to maintain in connection with the Transactions, without regard to whether it is determined in reference to a reduction in the rate of return on the Buyer’s or any Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by the Buyer or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by the Buyer or any of its Affiliates with the Basel III regulations in connection with its maintenance of the Transactions, and in each case, such charge, assessment, cost or expenses is charged to other similarly situated mortgage finance borrowers of the Buyer.

“Remittance Date” shall mean the twenty-fifth (25th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by the Sellers and Buyer.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA other than events for which the 30 day notice period has been waived.

“Repurchase Date” shall have the meaning set forth in the Letter Agreement.

“Repurchase Obligations” shall have the meaning specified in Section 6.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to the applicable Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (i) the Purchase Price of such Purchased Loan, (ii) the accrued but unpaid Price Differential with respect to such Purchased Loan as of the date of such determination and (iii) any Additional Advances made by Buyer to the applicable Seller with respect to such Purchased Loan pursuant to Section 3(p) of this Agreement, minus any cash actually received by Buyer in respect of the Repurchase Price of such Transaction pursuant to Sections 3(k), 4(b), 5(c)(iii), 5(d)(iii), 5(d)(v) and 5(e)(iii) of this Agreement or other amounts applied to reduce the Repurchase Price hereunder.

“Repurchase Price Cap” shall mean, with respect to any Purchased Loan, an amount equal to (i) the product of (x) the then current Principal Balance (after giving effect to Future Advances) of such Purchased Loan, (y) the Purchase Date Market Value Percentage of such Purchased Loan, and (z) the Maximum Original Purchase Percentage of such Purchased Loan, less (ii) Net Market Value Decrease of such Purchased Loan, if any plus (iii) Net Market Value Increase of such Purchased Loan, if any.

“Required Number of Days” shall mean no less than three (3) Business Days.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“REIT” shall mean a Person satisfying the conditions and limitations set forth in Section 856(b) and 856(c) of the Code which are necessary to qualify such Person as a “real estate investment trust,” as defined in Section 856(a) of the Code.

“REO Property” shall mean any Mortgaged Property acquired through foreclosure, deed-in-lieu of foreclosure or otherwise.

“Reserve Account” shall mean a segregated interest bearing account, entitled “ReadyCap Commercial, LLC, Sutherland Warehouse Trust II and Sutherland Asset I, LLC, as Sellers, Reserve Account for the benefit of Deutsche Bank AG, Cayman Islands Branch, as Buyer”, established at the Depository, bearing account number 173245002.

“SAMC” shall mean Sutherland Asset Management Corporation, a Maryland corporation.

“SDN List” shall have the meaning specified in the definition of Prohibited Person.

“SEC” shall have the meaning specified in Section 23(a).

“Securitization Takeout” shall mean a public or private transfer, sale or financing of one or more of the Purchased Loans by which any Seller or one or more of its Affiliates directly or indirectly securitizes a pool of one or more of the Purchased Loans, including, without limitation, any such transaction involving the sale of Purchased Loans to a special purpose entity organized for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind.

“Seller” shall have the meaning set forth in the introductory statement.

“Seller Operating Agreements” shall mean, with respect to (i) the Originator, the Amended and Restated Limited Liability Company Agreement of Originator, dated as of November 1, 2012, (ii) Sutherland Trust II, the Trust Agreement dated as of May 27, 2016, (iii) Sutherland, the Limited Liability Company Agreement of Sutherland, dated as of January 24, 2014 and (iv) with respect to any Additional Seller, the by-laws, limited liability company agreement, limited partnership agreement, trust agreement or similar operating agreement in effect as of the date such Additional Seller executes the related Additional Seller Joinder Agreement, in each case, as the same may be amended, modified and/or restated with Buyer’s prior written consent.

“Seller Parties” shall mean each Seller and the Guarantor.

“Servicer” shall mean the servicer under any Servicing Agreement.

“Servicer Notice and Agreement” shall have the meaning specified in Section 28(a).

“Servicer Termination Event” with respect to any Servicer, shall mean any “Event of Default” or similar term, as defined in the applicable Servicing Agreement.

“Servicing Agreement” shall have the meaning specified in Section 28(a).

“Servicing File” shall mean, with respect to each Purchased Loan, all documents (other than documents required to be part of the related Loan File, but including copies of such documents required to be part of the related Loan File), information and records relating to such Purchased Loan that are necessary to enable the applicable Servicer to perform its duties and service the Purchased Loan in compliance with the terms of this Agreement and the applicable Servicing Agreement, and any additional documents or information related thereto maintained or created by the Servicer.

“Servicing Records” shall have the meaning specified in Section 28(b).

“Servicing Rights” shall mean each Seller Party’s right, title and interest in and to any and all of the following, in each case as the same may be subject to the terms of any applicable Servicing Agreements and the provisions of the documentation for the applicable Purchased Loans:  (a) any and all rights of such Seller Party to service the Purchased Loans or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Loans; (b) any payments to or monies received by or payable to any Seller Party (as opposed to any third-party servicer) as compensation for servicing the Purchased Loans (including, without limitation, workout fees, consent fees, liquidation fee, late fees, penalties or similar amounts payable to such Seller Party); (c) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of such Seller Party (individually or as servicer) thereunder (including all rights to set the compensation of any third-

party servicer); (d) the right, if any, to appoint a special servicer or liquidator of the Purchased Loans; and (e) all rights of such Seller Party to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Loans.

“SIPA” shall have the meaning specified in Section 23(a).

“Stabilized Debt Service Coverage Ratio” shall mean, with respect to any Mortgage Loan on any date of determination, the ratio obtained by dividing (a) the Stabilized Net Operating Income of the related Mortgaged Property or Properties by (b) the product of (i) the sum of (x) the Principal Balance of such Mortgage Loan plus (y) the Future Advance Obligations of such Mortgage Loan and (ii) the related Assumed Interest Rate.

“Stabilized Debt Yield” shall mean, as of any date of determination and with respect to any Mortgage Loan, the ratio of (i) the Stabilized Net Operating Income of the Mortgaged Property related to such Mortgage Loan to (ii) the sum of (A) the Principal Balance of such Mortgage Loan plus (B) the Future Advance Obligations of such Mortgage Loan.

“Stabilized LTV” shall mean, as of any date of determination and with respect to any Mortgage Loan, the ratio of the Principal Balance (including any Future Advance Obligations) of such Mortgage Loan to the value of the related Mortgaged Property once such Mortgaged Property has stabilized, based on the Current Appraisal.

“Stabilized Net Operating Income” shall mean, with respect to any Mortgaged Property or Properties as of any date of determination, the amount of annualized cash flow available for debt service once the related Mortgage Property has stabilized, based on the most recent Appraisal.

“Sub-Performing Mortgage Loan” shall mean any Mortgage Loan, as of any date of determination, (i) with respect to which any scheduled principal or interest payment is more than 29 days contractually delinquent but is not a Defaulted Loan or (ii) that is a Modified Mortgage Loan.

“Successful Bid Process” shall mean any Bid Process that results in a Bid Process Differential Amount greater than $0.

“Sutherland” shall have the meaning specified in the introductory statement.

“Sutherland Trust II” shall have the meaning set forth in the introductory statement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TI/LC Tracking Schedule” shall mean a schedule for tracking certain information related to Future Advances, substantially in the form of Exhibit XIV.

“Transaction” shall have the meaning specified in Section 1.

“Transaction Conditions Precedent” shall mean, with respect to each proposed Transaction,

(i)            Each Mortgage Loan to be acquired in such Transaction shall be an Eligible Loan;

(ii)           Immediately prior to such Transaction, and immediately after giving effect to such Transaction, each Purchased Loan that is an Eligible Loan immediately prior to such Transaction shall continue to be an Eligible Loan;

(iii)          Immediately prior to such Transaction, and after giving effect to such Transaction, no portion of the Transaction shall relate to Mortgage Loans in excess of the Concentration Limits;

(iv)          With respect to any New Collateral, proposed funds to be advanced shall be no less than $250,000;

(v)           Immediately after giving effect to such Transaction, the excess of the Maximum Amount over the Aggregate Repurchase Price shall not be less than the aggregate Future Advance Obligations for all Purchased Loans;

(vi)          Immediately prior to such Transaction, and after giving effect to such Transaction, the Aggregate Repurchase Price shall be no greater than the Maximum Amount;

(vii)         Immediately prior to such Transaction, and immediately after giving effect to such Transaction, no Default or Event of Default shall exist and be continuing;

(viii)        Immediately prior to such Transaction, and immediately after giving effect to such Transaction, no Margin Deficit shall exist and be continuing;

(ix)          Immediately prior to such Transaction, and immediately after giving effect to such Transaction, no Servicer Termination Event shall exist and be continuing, and no notice of removal or resignation of any Servicer shall have been given;

(x)           The applicable Seller shall have delivered a Funding Certification in accordance with the provisions of Section 3(a);

(xi)          The applicable Seller shall have delivered an Available Amount Certificate in accordance with the provisions of Section 3(a);

(xii)         With respect to each Mortgage Loan to be acquired in such Transaction, the Buyer shall have completed its Mortgage Loan Pre-Funding Diligence;

(xiii)        With respect to each Additional Advance to be made in connection with such Transaction, the Buyer shall have completed its Additional Advance Pre-Funding Diligence;

(xiv)        The Buyer shall have determined, in its commercially reasonable discretion, that the Funding Certification delivered by the applicable Seller is true and correct in all material respects;

(xv)         The Loan File for the related Mortgage Loan shall have been delivered to the Custodian;

(xvi)        No Regulatory Event shall exist and be continuing;

(xvii)       No Material Adverse Event shall have occurred;

(xviii)      With respect to each Additional Advance to be made in connection with such Transaction, proposed funds to be advanced shall be no less than $50,000;

(xix)        The Funding Compliant Ratio has been satisfied;

(xx)         No Act of Insolvency shall have occurred with respect to any Seller Party;

(xxi)        If required by Buyer in its sole and absolute discretion, the applicable Seller shall have entered into an Approved Hedging Transaction with respect to the related Eligible Loan;

(xxii)       The Extension Period is not in effect; and

(xxiii)      With respect to each Purchased Loan that (i) has a Principal Balance greater than or equal to $5,000,000 (including any Future Advance Obligations) or (ii) is an Investor Bridge Loan with a Stabilized LTV greater than or equal to 60%, Buyer shall have received a report of the Appraisal Review Agent in form and substance reasonably satisfactory to the Buyer.

provided, however, that any Transaction Condition Precedent may be waived in writing (which written waiver may be in the form of an email) by the Buyer in its sole and absolute discretion.

“Transaction Documents” shall mean, collectively, this Agreement, the Letter Agreement, the Guaranty, the Custodial Agreement, the Controlled Account Agreement, the Paying Agent Side Agreement, all Confirmations executed pursuant to this Agreement in connection with specific Purchased Loans, the Servicing Agreement(s), and any and all other documents and agreements executed and delivered by any Seller and/or Guarantor in connection with this Agreement or any Transactions hereunder, as may be amended, modified and/or restated from time to time.

“Transfer” shall have the meaning specified in Section 10(b).

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Loan Files which are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party acceptable to Buyer in its sole discretion.

“Trust Seller” means Sutherland Trust II and each other Seller organized as a Delaware statutory trust.

“Truth in Lending Act” shall mean the Truth in Lending Act of 1968, 15 U.S.C. §§1601 et seq.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

“Underlying Purchased Loan Reserves” shall mean, with respect to any Purchased Loan, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by the Servicer of such Purchased Loan unless and until such funds are, pursuant to the terms of related Loan Documents, released or otherwise available to the applicable Seller (but not if such funds are used for the purpose for which they were maintained, or if such funds are released to the related Mortgagor in accordance with the relevant loan documents).

“Underwriting Criteria”  shall mean the Credit and Collection Guidelines used by the Originator in originating commercial mortgage loans, as in effect as of the Closing Date and attached hereto as Exhibit XI, which underwriting criteria may be modified from time to time solely with the consent of the Buyer (such consent not to be unreasonably withheld or delayed).

“Valuation Agent” shall mean Raymond James Financial, Inc., or such other valuation agent mutually agreed to by the Buyer and the Sellers.

“Valuation Agent Agreement” shall mean that certain Valuation Agent Agreement, to be dated on or about December 19, 2014 by and among the Sellers and the Valuation Agent, in form and substance reasonably satisfactory to the Buyer, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Valuation Agent Differential Amount” shall mean, as of any date of determination, with respect to any Purchased Loan, an amount equal to the excess, if any, of the fair market value of such Purchased Loan as determined by the Valuation Agent over the Market Value of such Purchased Loan as determined by Buyer.

“Verification Agent” shall mean TDRE Consultants, LLC, or such other third-party diligence provider designated by the Buyer from time to time.

“Weighted Average As-Is Debt Service Coverage Ratio” shall mean, as of any date of determination, the sum for each Purchased Loan of (i) the product of (A) the As-Is Debt Service Coverage Ratio of such Purchased Loan multiplied by (B) the Principal Balance of such Purchased Loan divided by (ii) the aggregate Principal Balance for all Purchased Loans.

“Weighted Average As-Is Debt Yield” shall mean, as of any date of determination, the sum for each Purchased Loan of (i) the product of (A) the As-Is Debt Yield of such Purchased Loan multiplied by (B) the Principal Balance of such Purchased Loan divided by (ii) the aggregate Principal Balance for all Purchased Loans.

“Weighted Average LTV” shall mean, as of any date of determination, the sum for each Purchased Loan of (i) the product of (A) the LTV of such Purchased Loan multiplied by (B) the Principal Balance of such Purchased Loan divided by (ii) the aggregate Principal Balance for all Purchased Loans.

“Weighted Average Stabilized Debt Service Coverage Ratio” shall mean, as of any date of determination, the sum for each Purchased Loan of (i) the product of (A) the Stabilized Debt Service Coverage Ratio of such Purchased Loan multiplied by (B) the sum of (x) the Principal Balance of such Purchased Loan plus (y) the Future Advance Obligations for such Purchased Loan divided by (ii) the sum of (a) the aggregate Principal Balance for all Purchased Loans plus (b) the aggregate Future Advance Obligations for all Purchased Loans.

“Weighted Average Stabilized Debt Yield” shall mean, as of any date of determination, the sum for each Purchased Loan of (i) the product of (A) the Stabilized Debt Yield of such Purchased Loan multiplied by (B) the sum of (x) the Principal Balance of such Purchased Loan plus (y) the Future Advance Obligations for such Purchased Loan divided by (ii) the sum of (a) the aggregate Principal Balance for all Purchased Loans plus (b) the aggregate Future Advance Obligations for all Purchased Loans.

(b)           Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.  The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular paragraph, section, subsection, or clause contained in this Agreement.  Each of the definitions set forth in Section 2 hereof shall be equally applicable to both the singular and plural forms of the defined terms.  Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

3.             INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION

(a)           Subject to the terms and conditions set forth in this Agreement (including, without limitation, the satisfaction of the Transaction Conditions Precedent set forth herein), Buyer agrees to consider entering into Transactions from time to time pursuant to written request at the initiation of a Seller as provided in this Agreement.  No later than 4:00 p.m. (New York City time) no less than the Required Number of Days prior to the requested Purchase Date, the applicable Seller shall deliver to the Buyer (i) a certification (each, a “Funding Certification”, substantially in the form specified in Exhibit XV hereto) containing a list of each Transaction Condition Precedent (other than the conditions set forth in clauses (xii) through (xiv) of the definition of “Transaction Condition Precedents”) and presenting a yes or no answer beside each such Transaction Condition Precedent indicating whether such Transaction Condition Precedent will be satisfied on such requested Purchase Date and specifying the Purchase Price to be funded on such requested Purchase Date, (ii) a report (each, an “Available Amount Certificate”, substantially in the form specified in Exhibit XVI hereto), which report may be in electronic form and (iii) a proposed Confirmation to be entered into with respect to the related Transaction.  Buyer shall have the right to review all Eligible Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Loans as Buyer determines in accordance with Section 27.  In addition, Buyer shall not be required to enter into any Transaction if an Event of Default has occurred and is continuing with respect to any Transaction Documents.

(b)           Upon agreeing to enter into a Transaction hereunder, provided each of the Transaction Conditions Precedent shall have been satisfied or waived, as determined by Buyer in its sole and absolute discretion, Buyer shall promptly deliver to the applicable Seller a written confirmation (which shall also be in electronic form) in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”).  Such Confirmation shall describe each Purchased Loan to be included in such Transaction, shall identify Buyer and the related Seller, and shall set forth:

(i)                                     the Purchase Date,

(ii)                                  the Principal Balance,

(iii)                               the Purchase Date Market Value,

(iv)                              Purchase Date Market Value Percentage,

(v)                                 the Actual Original Purchase Percentage,

(vi)                              the Base Maximum Original Purchase Percentage,

(vii)                           the Maximum Original Purchase Percentage,

(viii)                        the Purchase Price,

(ix)                              the Repurchase Date,

(x)                                 the initial Pricing Rate (including the Applicable Spread) applicable to the Transaction, and

(xi)                              any additional terms or conditions required by Buyer in connection with the Transaction.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Periods for such Transaction.  Buyer or its agent shall determine the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify the applicable Seller of such rate for such period on such Pricing Rate Determination Date.

(c)           Each Confirmation shall be mutually agreed upon between the applicable Seller and Buyer and, together with this Agreement, shall be conclusive evidence of the terms of the Transactions covered thereby.  In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(d)           Except upon the occurrence and during the continuance of an Event of Default, each Seller shall be entitled to terminate any Transaction relating to a Purchased Loan on demand, in whole or in part, and repurchase any or all of the Purchased Loans subject to such Transaction (each an “Early Repurchase”) on any Business Day prior to the Repurchase Date therefor (an “Early Repurchase Date”); provided, however, that:

(A)                               such Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Loan(s) no later than five (5) Business Days prior to such Early Repurchase Date; and

(B)                               on such Early Repurchase Date, such Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction, and any other amounts payable under this Agreement (including, without limitation, any amounts payable under Section 3(h) of this Agreement) with respect to such Transaction against transfer to such Seller or its agent of such Purchased Loan(s); and

(C)                               on such Early Repurchase Date, such Seller shall have paid any and all amounts then due and payable to Buyer.

(e)           On the applicable Repurchase Date for any Transaction, termination of such Transaction will be effected by transfer to the applicable Seller or its agent of the applicable Purchased Loan(s) and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of the applicable Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price for such Transaction to an account of Buyer.  Immediately following such payment, Buyer shall be deemed to have released all of its direct and indirect interests in such Purchased Loan, without further action by any Person and Buyer shall direct Custodian to release the related Loan File to the applicable Seller or its designee pursuant to the Custodial Agreement.  Notwithstanding anything to the contrary contained herein or in any other Transaction Document, Buyer shall not release any of its right, title or interest in any Purchased Loan unless and until the applicable Seller has irrevocably paid in full the Repurchase Price for each Purchased Loan and satisfied all of the Repurchase Obligations hereunder, whereupon Buyer shall promptly direct Custodian to return the original Loan Files and all applicable transfer documents to the applicable Seller.

(f)            If prior to the first day of any Pricing Rate Period with respect to the Transaction, (i) Buyer shall have reasonably determined (which determination shall be conclusive and binding upon each Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, or (ii) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, and Buyer has made the same determination for all similarly situated mortgage loan repo clients, Buyer shall give telecopy, e-mail or telephonic notice thereof to each Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to (i) the Federal Funds Rate plus (ii) 0.25% plus (iii) the Applicable Spread (the “Alternative Rate”).

(g)           Notwithstanding any other provision herein, if Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Transaction Documents, and Buyer has made the same determination for all similarly situated mortgage loan repo clients, (a) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, the applicable Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(h) of this Agreement

(h)           Upon demand by Buyer, a Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out of pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) default by such Seller in terminating any Transaction after such Seller has given a notice in accordance with Section 3(d) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price for any Purchased Loan on any day other than a Remittance Date or the Repurchase Date for such Purchased Loan (including, without limitation, any actual out of pocket loss, cost or expense arising from reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate deposits from which such funds were obtained) or (iii) conversion of the Transaction to an Alternative Rate Transaction pursuant to Section 3(f) of this Agreement on a day which is not the last day of the then current Pricing Rate Period.  A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to such Seller and shall be prima facie evidence of the information set forth therein.

(i)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof (any of the foregoing, a “Change in Law”):

(i)                                     shall subject the Buyer to any tax of any kind whatsoever with respect to the Transaction Documents (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on the Buyer as a result of any present or former connection between the Buyer and the United States, other than any such connection arising solely from the Buyer having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or change the basis of taxation of payments to Buyer in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of LIBOR hereunder; or

(ii)                                  shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of continuing to perform its obligations hereunder or to reduce any amount due or owing hereunder in respect thereof, or (in the case of any change in a Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any Person controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on Buyer’s or such controlling Person’s capital as a consequence of its obligations as under the Transaction Documents to a level below that which Buyer or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then, in any such case, Buyer may, within thirty (30) days of the event resulting in such increased costs or reduced amount, invoice the Sellers for such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount and include with such invoice an explanation of the event that gave rise to such increased costs or reduced amount, and such invoiced amount shall be payable to Buyer on the Remittance Date following such invoice; provided, that no payment will be required hereunder in respect of any tax that is imposed under FATCA; provided, further, that Buyer shall use its reasonable efforts to minimize any increased costs payable pursuant to this Section 3.(i).

(j)            If Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, and Buyer has made the same determination for all similarly situated mortgage loan repo clients, then from time to time, after submission by Buyer to the applicable Seller of a written request therefor, the applicable Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to the applicable Seller and shall be prima facie evidence of such additional amounts.  This covenant shall survive the termination of this Agreement and the repurchase by Sellers of any or all of the Purchased Loan.

(k)                                 Any Seller shall have the right at any time, upon one (1) Business Day prior notice to Buyer, to transfer cash to Buyer for the purpose of reducing the Repurchase Price of, but not terminating, any Transaction.

(l)                                     Upon the occurrence of a Mandatory Early Repurchase Event with respect to any Purchased Loan, Buyer may, upon written notice to the applicable Seller, accelerate the Repurchase Date of such Purchased Loan to the date (the “Mandatory Early Repurchase Date”) which is two (2) Business Days following such notice, provided that such notice is sent by 6:00 p.m. (New York City time), or three (3) Business Days following such notice if such notice is sent after 6:00 p.m. (New York City time) (or such earlier date as may be required pursuant to the last sentence of this Section 3(l)), and require that the applicable Seller repurchase such Purchased Loan from Buyer on such Mandatory Early Repurchase Date (a “Mandatory Early Repurchase”), which repurchase or release by the applicable Seller shall be conducted pursuant to and in accordance with clauses (ii) and (iii) of Section 3(d) and Section 3(e).

(m)                             If Buyer shall exercise its rights under Sections 3(f), 3(g), 3(i) or 3(j), then Sellers shall have the right, at any time thereafter (unless Buyer has at such time waived any claims pursuant to such Sections or such Sections no longer apply) to terminate this Agreement or all Transactions hereunder and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no prepayment fee, premium, breakage fee or similar payment due to Buyer or payable by Sellers.

(n)                                 [Intentionally Omitted].

(o)                                 [Intentionally Omitted].

(p)                                 In the event that, after the initial Purchase Date for a Purchased Loan, the applicable Seller (or the applicable Servicer on behalf of such Seller) approves a Future Advance with respect to such Purchased Loan, then Buyer shall recalculate the Repurchase Price Cap for such Purchased Loan (after giving effect to such Future Advance).  If the Repurchase Price Cap for such Purchased Loan, as so recalculated, shall exceed the outstanding Repurchase Price for such Purchased Loan (the amount by which such revised Repurchase Price Cap exceeds such outstanding Repurchase Price, the “Additional Advance Available Amount”), then upon the applicable Seller’s written request and provided that (i) no Default or Event of Default shall exist as of the date of such request and as of the date of funding of the Additional Advance, (ii) the Aggregate Repurchase Price immediately after the making of such Additional Advance does not exceed the Maximum Amount and (iii) the applicable Transaction Conditions Precedent shall have been satisfied or waived with respect to the making of such Additional Advance, Buyer shall make an additional advance (an Additional Advance”) to the applicable Seller on the date (the “Additional Advance Date”) that is two (2) Business Days after Buyer’s receipt of the applicable Seller’s written request therefor in an amount up to the Additional Advance Available Amount and such Additional Advance shall be added to the Repurchase Price of such Purchased Loan.  The applicable Seller and Buyer shall execute and deliver an amended Confirmation for such Purchased Loan as of the Additional Advance Date reflecting the increase of the Maximum

Original Purchase Percentage for such Purchased Loan and the increase of the Repurchase Price of such Purchased Loan for such Additional Advance.  It is acknowledged and agreed that, notwithstanding the foregoing or anything to the contrary contained herein, Buyer shall have no obligation to make Future Advances with respect to any Purchased Loan.

4.                                      MARGIN MAINTENANCE

(a)                                 Buyer shall determine the Repurchase Price Cap of each Purchased Loan on each Business Day and shall determine the amount, if any, by which the Repurchase Price Cap is less than the Repurchase Price (excluding Price Differential and Exit Fees) for each Purchased Loan (a “Margin Deficit”).

(b)                                 If at any time a Margin Deficit exists with respect to a Purchased Loan, then Buyer may by notice (which notice shall include a copy sent by electronic mail in accordance with Section 16 hereof) (a “Margin Notice”) to the applicable Seller, with a copy to the Depository, require the applicable Seller to transfer to Depository for deposit into the Margin Account Eligible Margin Collateral in the amount of the Margin Deficit for such Purchased Loan by no later than the date (“Margin Payment Date”) that is (i) if notified by the Buyer before 11:00 AM EST on a Business Day, then by 5:00 PM EST the next Business Day or (ii) if notified by the Buyer on or after 11:00 AM EST on a Business Day, then by 5:00 PM the second following Business Day. Notwithstanding the foregoing, if SAMC or any of its subsidiaries shall enter into any Other Financing Agreement containing a margin call period shorter than provided under this Section 4(b), then Buyer may, in its sole and absolute discretion, amend the Margin Payment Date under this Section 4(b) to reflect such provisions under such Other Financing Agreement.  Any Seller’s failure to cure any Margin Deficit as required by this paragraph shall constitute an Event of Default.

(c)                                  [Intentionally omitted]

(d)                                 The failure of, or delay by, Buyer on any one or more occasions, to exercise its rights under Sections 4(b) of this Agreement shall not (i) change or alter the terms and conditions to which this Agreement is subject, (ii) limit the right of Buyer to do so at a later date, (iii) limit Buyer’s rights under this Agreement or otherwise existing by law, or (iv) in any way create additional rights for such party.

(e)                                  If a Seller transfers cash to Buyer on account of Margin Deficits relating to more than one Purchased Loan, but such cash is insufficient to fully satisfy such Margin Deficits, Buyer shall have the right to designate the Purchased Loan(s) and Margin Deficit(s) to which such payments shall be applied, in its sole and absolute discretion.

(f)                                   If a Seller has previously cured a Margin Deficit pursuant to Section 4(b), Buyer may from time to time determine the amount, if any, by which the Repurchase Price Cap exceeds the Repurchase Price (including Price Differential and Exit Fees) for each Purchased Loan (a “Margin Excess”).  If a Margin Excess in an amount equal to at least $250,000 exists, Buyer shall, upon notice from the applicable Seller, remit to such Seller an amount equal to the lesser of (i) the Margin Excess and (ii) the Margin Deficit amount transferred by the applicable Seller to Buyer pursuant to Section 4(b); provided, however, that Buyer shall not be required to remit any amount to any Seller if, after giving effect to such remittance, (i) a Margin Deficit shall exist or (ii) a Default or Event of Default shall exist.

(g)                                  Notwithstanding anything contained in Section 16 to the contrary, Margin Notices may be delivered by Buyer via email to finance@waterfallam.com and to such other email address(es) hereinafter provided by Sellers to Buyer for this purpose, without the need to also deliver such notice by any of the other means set forth in Section 16, and shall be deemed received upon the sending of such email; provided that the transmitting party did not receive an electronic notice of a delivery failure.

(h)                                 If (i) a Seller has cured a Margin Deficit pursuant to Section 4(b), (ii) the Valuation Agent Differential Amount is equal to at least 5% of the aggregate Eligible Loan Amount and (iii) the Valuation Agent has been appointed pursuant to the terms of the Valuation Agent Agreement, then Sellers shall have the right to dispute Buyer’s calculation of the aggregate Market Value of the Purchased Loans. In the event of such a dispute, the aggregate Market Value of the Purchased Loans shall be determined in the following manner (the “Bid Process”): the Valuation Agent shall solicit a minimum of three (3) legitimate, arm’s length, impartial and executable bids for the Purchased Loans. The Market Value of the Purchased Loans shall be equal to the average of the bid side quotes. If the Valuation Agent is unable to obtain three (3) legitimate bids as described above, but is able to obtain two (2) such bids, the Market Value of the Purchased Loans shall be equal to the lower of the bid side quotes on the basis of such two (2) bids. If the Valuation Agent is unable to obtain at least two (2) legitimate bids as described above, or if Buyer does not agree, in its reasonable discretion, that the bids obtained are legitimate, arm’s length, impartial and executable, the aggregate Market Value of the Purchased Loans shall be equal to the aggregate Market Value determined by Buyer.  Sellers shall be responsible for payment of all fees, costs and expenses payable to the Valuation Agent in connection with any Bid Process.

(i)                                     Notwithstanding anything to the contrary herein, if the Bid Process Limit shall have been met, Sellers shall be prohibited from undertaking additional Bid Processes to determine the Market Value of the Purchased Loans and the Market Value of the Purchased Loans shall be determined solely by Buyer.

(j)                                    If the Bid Process for any Purchased Loan is a Successful Bid Process, Buyer, upon notice (which notice may be delivered via email) from the applicable Seller, shall remit to such Seller an amount equal to the lesser of (i) the Bid Process Differential Amount and (ii) the Margin Deficit amount transferred by the applicable Seller to Buyer with respect to such Purchased Loan pursuant to Section 4(b); provided, however, that Buyer shall not remit any amount to any Seller if, after giving effect to such remittance, (i) a Margin Deficit shall exist or (ii) a Default or  Event of Default shall exist.

5.                                      INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)                                 On each Remittance Date, each Seller shall be obligated to pay to Buyer (to the extent not paid on such date through the distributions required pursuant to Sections 5(c), (d) and (e) hereof) the accrued but unpaid Price Differential for each Transaction due as of such Remittance Date (along with any other amounts then due and payable), by wire transfer in immediately available funds.  A Cash Management Account shall be established by Sellers at the Depository.  Buyer shall have sole dominion and control over the Cash Management Account.  All Available Income in respect of the Purchased Loans shall be deposited by the Sellers or the applicable Servicer directly into the Cash Management Account without any further action of Buyer.  All such amounts transferred into the Cash Management Account shall be remitted by the Depository in accordance with the applicable provisions of Sections 5(c), 5(d), 5(e) and 13(b)(iii) of this Agreement.

(b)                                 Each Seller shall cause the Servicer of each Purchased Loan to enter into a Servicer Notice and Agreement in the form attached as Exhibit IX to this Agreement, which provides, inter alia, that the Servicer shall deposit all Available Income with respect to such Purchased Loan that is received by Servicer into the Cash Management Account.  If a Servicer forwards any Available Income with respect to a Purchased Loan to any Seller or any of their respective Affiliates rather than directly to the Cash Management Account, such Seller shall (or shall cause such Affiliate to) (i) redeliver an executed copy of the Servicer Notice and Agreement to the applicable Servicer, and make other commercially reasonable efforts to cause such Servicer to forward such amounts directly to the Cash Management Account, (ii) hold such amounts in trust for the benefit of Buyer and (iii) within two (2) Business Days after receipt thereof deposit in the Cash Management Account any such amounts.

(c)                                  So long as no Event of Default shall have occurred and be continuing, all Available Income received by the Depository in respect of the Purchased Loans (other than Principal Payments and net sale proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)                                     first, to remit, in each case without duplication, to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, (b) the Depository an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement and (c) the Paying Agent an amount equal to the Paying Agent Fee and any other accrued and unpaid fees and expenses due and payable hereunder or under the Paying Agent Side Agreement;

(ii)                                  second, to remit to the Valuation Agent (a) the amount of any “VA Fee” (as defined in the Valuation Agent Agreement) due to the Valuation Agent pursuant to the Valuation Agent Agreement for the related Collection Period and (b) the amount of any other unpaid fees and expenses due or reimbursable to the Valuation Agent under the Valuation Agent Agreement (including indemnification amounts);

(iii)                               third, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Remittance Date;

(iv)                              fourth,  to make a payment to Buyer on account of any Margin Deficit;

(v)                                 fifth, to remit to Buyer any Availability Fee then due and any other unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due from Sellers under this Agreement or the other Transaction Documents; and

(vi)                              sixth, to remit to the applicable Seller the remainder, if any.

(d)                                 So long as no Event of Default shall have occurred and be continuing, (A) any unscheduled Principal Payment (including net sale proceeds) in respect of a Purchased Loan  which is a portion of the Available Income received by the Depository during each Collection Period shall be applied by the Depository on the Business Day following the day on which such funds are deposited in the Cash Management Account and (B) any scheduled Principal Payment shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)                                     first, to remit to (a) the Custodian an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, (b) the Depository an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement and (c) the Paying Agent an amount equal to the Paying Agent Fee and any other accrued and unpaid fees and expenses due and payable hereunder or under the Paying Agent Side Agreement (in each case, to the extent not paid pursuant to Section 5(c)(i) above);

(ii)                                  second, to remit to the Valuation Agent (a) the amount of any “VA Fee” (as defined in the Valuation Agent Agreement) due to the Valuation Agent pursuant to the Valuation Agent Agreement for the related Collection Period and (b) the amount of any other unpaid fees and expenses due or reimbursable to the Valuation Agent under the Valuation Agent Agreement (including indemnification amounts) (in each case, to the extent not paid pursuant to Section 5(c)(ii) above);

(iii)                               third, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Remittance Date (to the extent not paid pursuant to Section 5(c)(iii) above);

(iv)                              fourth, to make a payment to Buyer on account of any Margin Deficit (to the extent not paid pursuant to Section 5(c)(iv) above);

(v)                                 fifth, to remit to Buyer any Availability Fee then due and any other unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due from Sellers under this Agreement or the other Transaction Documents (to the extent not paid pursuant to Section 5(c)(v) above);

(vi)                              sixth, to make a payment to Buyer on account of the Repurchase Price of each of the Purchased Loans in respect of which such Principal Payment(s) have been received, in an amount equal to such Principal

Payment(s) multiplied by the respective Allocable Percentages applicable thereto; and

(vii)                           seventh, to remit to the applicable Seller the remainder of such Principal Payment or net sale proceeds.

(e)                                  During the Extension Period, or if an Event of Default shall have occurred and be continuing, all Available Income (including Principal Payments and net sales proceeds from the sale of any Purchased Loan) received by Buyer or the Depository in respect of the Purchased Loans during each Collection Period shall be applied by Buyer or the Depository on the Business Day following the day on which such funds are deposited in the Cash Management Account as follows:

(i)                                     first, to remit, in each case without duplication, to (a) the Custodian in an amount equal to any accrued and unpaid custodial fees and expenses due and payable under the Custodial Agreement, (b) the Depository in an amount equal to any accrued and unpaid fees and expenses due and payable under the Controlled Account Agreement and (c) the Paying Agent an amount equal to the Paying Agent Fee and any other accrued and unpaid fees and expenses due and payable hereunder or under the Paying Agent Side Agreement;

(ii)                                  second, to remit to the Valuation Agent (a) the amount of any “VA Fee” (as defined in the Valuation Agent Agreement) due to the Valuation Agent pursuant to the Valuation Agent Agreement for the related Collection Period and (b) the amount of any other unpaid fees and expenses due or reimbursable to the Valuation Agent under the Valuation Agent Agreement (including indemnification amounts);

(iii)                               third, to remit to Buyer an amount equal to the aggregate Price Differential which has accrued and is outstanding in respect of all of the Purchased Loans as of such Business Day;

(iv)                              fourth, to make a payment to Buyer in an amount equal to (A) the Repurchase Price of each of the Purchased Loans until the Repurchase Price for each of such Purchased Loans has been reduced to zero (Buyer may allocate amounts under this Section 5(e)(iv) to the Repurchase Price(s) of one or more of such Purchased Loans in such amounts as Buyer may determine in its sole and absolute discretion);

(v)                                 fifth, to remit to Buyer any Availability Fee then due and any other unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due from Sellers under this Agreement or the other Transaction Documents; and

(vi)                              sixth, to remit to the applicable Seller the remainder, if any.

(f)                                   All Underlying Purchased Loan Reserves for any Purchased Loan must be held with the applicable Servicer in accordance with Section 28 in segregated accounts held for the benefit of Sellers or otherwise subject to control agreements approved by the Buyer.  In the event that no Servicer holds any such Underlying Purchased Loan Reserves for a Purchased Loan and the applicable Seller would otherwise hold the Underlying Purchased Loan Reserves directly, it shall forward such Underlying Purchased Loan Reserves to the Reserve Account to be held and applied in accordance with the applicable Loan Documents.

6.                                      SECURITY INTEREST

Buyer and Sellers intend, for all purposes other than those described in Section 22(e), that all Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Sellers secured by the Purchased Loans.  However, in the event any such Transaction is deemed to be a loan (except in the case of the grant of security interests by Sellers under clause (b) below, which shall be unconditional as of the date hereof), each Seller hereby pledges all of its right, title, and interest in, to and under and grants a lien on, and security interest in (which lien and security interest shall be of first priority), all of its right, title, and interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Buyer to secure the payment and performance of all other amounts or obligations owing to Buyer pursuant to this Agreement and the other Transaction Documents (the “Repurchase Obligations”) (it being understood that the grant of security interest in any items described below which are otherwise sold to Buyer pursuant to any Transaction hereunder is made to secure Buyer’s interest therein in the event any such Transaction is deemed to be a loan):

(a)                                 the Purchased Loans, Servicing Agreements, Servicing Records, Servicing Rights, insurance relating to the Purchased Loans, all Hedging Transactions related to the Purchased Loans, and collection and escrow accounts relating to the Purchased Loans;

(b)                                 the Cash Management Account and all monies from time to time on deposit in the Cash Management Account;

(c)                                  all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(d)                                 all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (a) each Seller, at such Seller’s sole cost and expense, shall cause to be filed in such locations as may be reasonably necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and (b) Sellers shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby.

Each Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all Purchased Loans or words of similar effect, regardless of whether the description of the Purchased Loans in such financing statements includes every component set forth in the definition, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Seller is an organization, the type of organization and any organization identification number issued to such Seller.  Each Seller also ratifies its authorization for Buyer to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.  Without limiting the foregoing, each Seller also hereby irrevocably authorizes the Buyer and its counsel to file UCC financing statements in form and substance satisfactory to the Buyer.

Buyer’s security interest in a Purchased Loan, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Loan, the repurchase or release thereof in accordance with this Agreement and (ii) in the case of the Collateral  as a whole, the termination of the applicable Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith.  Upon any such termination, Buyer shall authorize the applicable Seller to file such UCC termination statements and other release documents as may be commercially reasonable to evidence the release of Buyer’s lien on and security interest in the applicable Purchased Loan, or the Collateral, as applicable and to return the Loan Documents for the Purchased Loan to the applicable Seller.

7.                                      PAYMENT, TRANSFER AND CUSTODY

(a)                                 On the Purchase Date for each Transaction, ownership of the Purchased Loans shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer to an account of the applicable Seller, specified in the Confirmation relating to such Transaction of the difference between (i) the Purchase Price for the Purchased Loan(s) minus (ii) any and all fees, costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements payable to Buyer pursuant to Section 27 or Section 30(d) in connection with such Transaction.

(b)                                 On or before such Purchase Date, the applicable Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit IV.  In connection with each sale, transfer, conveyance and assignment of a Purchased Loan, on or prior to each Purchase Date with respect to such Purchased Loan, the applicable Seller shall deliver or cause to be delivered and released to the Custodian, and shall cause the Custodian to deliver a Trust Receipt on the Purchase Date concerning the receipt of, the following documents (collectively, the “Loan File”) pertaining to each of the Purchased Loans identified in the Custodial Delivery delivered therewith; provided, that the applicable Seller shall deliver a certificate of an Authorized Representative of such Seller certifying that any copies of documents delivered represent true and correct copies of the originals of such documents:

(A)                               the original executed Mortgage Note together with any applicable riders, endorsed on its face or by allonge attached thereto, without recourse, in blank and otherwise showing a complete, unbroken chain of endorsement from the initial lender (or, if such original Mortgage Note has been lost, an affidavit to such effect from the applicable Seller or another prior holder and a customary indemnity from the applicable Seller in favor of the Buyer for any costs, losses or damages arising from the failure to deliver the original Mortgage Note, together with a copy of such Mortgage Note),

(B)                               the original or (to the extent that such original is retained by the relevant public recording office) a copy of the Mortgage, together with an original or (to the extent that such original is retained by the relevant public recording office) a copy of any intervening assignments of the Mortgage showing a complete chain of assignment from the originator of such Mortgage Loan to the applicable Seller,

(C)                               the original or (to the extent that such original is retained by the relevant public recording office) a copy of any Assignment of Leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such Assignment of Leases showing a complete chain of assignment from the originator of such Mortgage Loan to the applicable Seller,

(D)                               an original executed Omnibus Assignment from the applicable Seller in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office),

(E)                                an original executed assignment of any Assignment of Leases (if such item is a document separate from the Mortgage) from the applicable Seller in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office),

(F)                                 originals or (to the extent that such originals are retained by the relevant public recording office) copies of all modification agreements in those instances in which the terms or provisions of the Mortgage have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document,

(G)                               originals of all modification agreements in those instances in which the terms or provisions of the Mortgage Note have been modified,

(H)                              the original policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, together with its endorsements or, if such policy has not been issued, an irrevocable, binding commitment (which may be an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy,

(I)                                   a copy of any ground lease and any ground lessor estoppels,

(J)                                   if such Mortgage Loan contains a Future Advance Obligation, an original of the related loan agreement,

(K)                               an original of any guaranty of payment under such Mortgage Loan,

(L)                                an original of any environmental indemnity,

(M)                            an original copy of any escrow agreements,

(N)                               copies of any UCC financing statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the applicable Seller and UCC-3 assignment financing statements in favor of the applicable Seller, in each case (unless the particular item has not been returned from the applicable filing office), with evidence of filing indicated thereon or certified by the applicable filing office,

(O)                               UCC-3 assignment financing statements from the applicable Seller in blank,

(P)                                 an original of any subordination agreement or intercreditor agreement,

(Q)                               if the Mortgage Note or Mortgage was executed pursuant to a power of attorney or other instrument that authorized or empowered such person to sign, an original of such power of attorney or other instrument, and

(S)                                 an original of any property management agreement executed in connection with the related Mortgaged Property.

(c)                                  In addition, with respect to each Purchased Loan, if not expressly required pursuant to the Loan Documents or if the related Mortgagor has not already been instructed to make remittances to the Servicer, the applicable Seller shall deliver an instruction letter from the applicable Seller to the borrower under each Purchased Loan, instructing the borrower to remit all sums required to be remitted to the holder of the Purchased Loan under the related Loan Documents to the Servicer for deposit in the Applicable Servicer Account or to any other restricted account required pursuant to the applicable Loan Documents. If the borrower under any Purchased Loan remits any sums required to be remitted to the holder of such Purchased Loan under the related Loan Documents to any Seller or its Affiliate, such Seller shall, within two (2) Business Days after receipt thereof, (i) remit such sums (other than Underlying Purchased Loan Reserves) to the Depository for deposit in the Cash Management Account as set forth in Section 5 hereof or as otherwise directed in the written notice signed by such Seller and Buyer, and (ii) deliver (or cause Servicer to deliver) an additional instruction letter from such Seller or Servicer, as applicable, to the borrower under the applicable Purchased Loan, instructing the borrower to remit all sums required to be remitted to the holder of the Purchased Loan under the related Loan Documents to the Servicer for deposit in the Applicable Servicer Account or as otherwise directed in a written notice signed by the applicable Seller and Buyer.

(d)                                 From time to time, each Seller shall forward to the Custodian additional original documents or additional copies of documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Custodian shall request from time to time.  With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to the applicable Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, such Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  The applicable Seller shall deliver such original documents to Buyer or its designee within five (5) Business Days after they are received.  With respect to all of the Purchased Loans delivered by a Seller to Buyer or its designee (including the Custodian), the applicable Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V, attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to, during the continuance of an Event of Default, (i) complete and record all Assignments of Mortgage, (ii) complete the endorsements of the Mortgage Notes and (iii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Loans and the related Loan Files and the Servicing Records.  Buyer shall deposit the Loan Files representing the Purchased Loans, or direct that the Loan Files be deposited directly, with the Custodian.  The Loan Files shall be maintained in accordance with the Custodial Agreement.  Any Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by the applicable Seller or their designees for the benefit of Buyer as the owner thereof.  Sellers or their designees shall maintain a copy of the Loan File and the originals of the Loan Files not delivered to Buyer or its designee.  The possession of the Loan Files by the Sellers or their designees is at the will of Buyer for the sole purpose of servicing the related Purchased Loans, and such retention and possession by the Sellers or their designees is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of the Sellers or their designees with respect to each Purchased Loan shall be marked appropriately to reflect clearly the interest of Buyer hereunder with respect to the related Purchased Loan.  Each Seller or its designee (including the Custodian) shall release its custody of the Loan Files only in accordance with written instructions from Buyer and in accordance with the provisions of the Custodial Agreement, unless such release is required as incidental to the servicing of the Purchased Loans is in connection with a repurchase of any Purchased Loan by the applicable Seller or as otherwise required by law.

(e)                                  Unless an Event of Default shall have occurred and be continuing, the applicable Seller shall exercise all voting, consent, corporate and decision-making rights with respect to the Purchased Loans, provided that no Seller shall enter into any amendment or modification, or grant any waivers under, any Loan Documents, to the extent any of same constitute a Material Modification, without Buyer’s prior written consent thereto, which consent may be given or withheld by Buyer in its sole and absolute discretion. Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting, consent, corporate, and decision-making rights with respect to the Purchased Loans without regard to any Seller Party’s instructions.

8.                                      SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED LOANS

(a)                                 Title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Loans, subject, however, to the terms of this Agreement.  Subject to Section 18(b), nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Sellers pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Available Income to, or apply Available Income to the obligations of, Sellers pursuant to Section 5 hereof.

(b)                                 Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Loans delivered to Buyer by Sellers.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Loan shall remain in the custody of any Seller or an Affiliate of any Seller.

9.                                      REPRESENTATIONS

(a)                                 Buyer represents and warrants to each Seller as follows:

(i)                                     Organization.  Buyer has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)                                  Due Execution; Enforceability.  The Transaction Documents have been duly executed and delivered by Buyer, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)                               Non-Contravention.  None of the execution and delivery of the Transaction Documents, the consummation by Buyer of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Buyer with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Buyer, (ii) any contractual obligation to which Buyer is now a party or by which it is otherwise bound or to which the assets of Buyer are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Buyer, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Buyer, or (iv) any applicable Requirement of Law (with respect to ERISA, this representation from Buyer assumes the accuracy of each Seller’s negative covenant in Section 10(l) or, if applicable, its no prohibited transaction representation required by Section 21 of this Agreement), in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a material adverse effect upon Buyer’s ability to perform its obligations hereunder.

(b)                                 Each Seller represents and warrants to Buyer, severally and not jointly, that as of the Closing Date, as of each Purchase Date (and with respect to the representations and warranties under paragraph (viii) of this Section 9(b) below) and at all times while this Agreement and any Transaction is in effect:

(i)                                     Organization.  Such Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of such Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of such Seller’s business, except to the extent such failure would not reasonably be expected to result in a Material Adverse Effect.  Such Seller has the power to own and hold the assets it purports to own and hold, to carry on its business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)                                  Due Execution; Enforceability.  The Transaction Documents have been duly executed and delivered by such Seller, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)                               Non-Contravention.  None of the execution and delivery of the Transaction Documents, the consummation by such Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by such Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of such Seller, (ii) any contractual obligation to which such Seller is now a party or by which it is otherwise bound or to which the assets of such Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of such Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to such Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect.  Such Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the

Purchased Loans, and for the performance of its obligations under the Transaction Documents except to the extent the failure to have any such licensees, permits or consents would not result in a Material Adverse Effect.

(iv)                              Litigation; Requirements of Law.  There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of such Seller, threatened against such any Seller Party or any of their respective assets which may result in a Material Adverse Effect.  Such Seller is in compliance in all material respects with all Requirements of Law applicable to such Seller.  None of the Seller Parties is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)                                 No Broker.  Such Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to any of the Transaction Documents.

(vi)                              Good Title to Purchased Loans.  On the date hereof and immediately prior to (A) the purchase of any Purchased Loan by Buyer from such Seller and (B) Buyer’s funding of any Additional Advance with respect to any Purchased Loan, such Seller owned such Purchased Loan in each case, free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and such Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Loan to Buyer and, upon transfer of such Purchased Loan to Buyer, Buyer shall be the owner of such Purchased Loan free of any adverse claim, subject to the rights of such Seller pursuant to the terms of this Agreement.  In the event that any Transaction is characterized as a secured financing of the related Purchased Loans, the provisions of this Agreement are effective to create in favor of Buyer a valid “security interest” (as defined in Section 1-201(b)(37) of the UCC) in all rights, title and interest of such Seller in, to and under the Collateral and Buyer shall have a valid perfected first priority security interest in such Purchased Loans.

(vii)                           No Default.  No Event of Default or, to the knowledge of such Seller, Default exists under or with respect to the Transaction Documents.

(viii)                        Representations and Warranties Regarding the Purchased Loans; Delivery of Preliminary Due Diligence Package and Loan File.  With respect to each Purchased Loan sold or transferred in a Transaction hereunder, each of the Loan Representations applicable to such Purchased Loan are true and correct, except as disclosed to Buyer in writing prior to the Purchase Date for the applicable Purchased Loan and approved by Buyer in its sole and absolute discretion (and, if approved, set forth on Schedule 3 to the Confirmation for such Purchased Loan).  It is understood and agreed that the Loan Representations shall survive delivery of the respective Loan File to Buyer or its designee (including the Custodian) and shall remain true and correct at all times while this Agreement is in effect.  With respect to each Purchased Loan, the Preliminary Due Diligence Package delivered to Buyer in connection with such Purchased Loan is complete, true and accurate in all material respects (including, but not limited to, complete, true and accurate in all material respects with respect to the disclosure of any direct or indirect ownership interests of such Seller or its Affiliates in the Mortgagor), and does not omit to state a material fact necessary to make the statements therein not misleading.  With respect to each Purchased Loan, the Mortgage Note, the Mortgages, the Assignments of Mortgage, the Pledge Agreement, in each case, as applicable, and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered to Buyer or the Custodian on its behalf.  Such Seller or its designee is in possession of a complete, true and accurate Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian.

(ix)                              Adequate Capitalization; No Fraudulent Transfer.  Such Seller has, as of the Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  Such Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  Such Seller is not insolvent nor will such Seller be made insolvent by virtue of such Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of the United States, the State of New York or any other jurisdiction under which such Seller is organized or qualified to do business.  Such Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)                                 Consents.  No consent, approval or other action of, or filing by such Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by such Seller of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xi)                              Ownership.  The direct, and to the extent depicted, the indirect, ownership interests in such Seller and Guarantor are as set forth on the organizational chart attached hereto as Exhibit VII hereto.

(xii)                           Organizational Documents.  Such Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)                        No Encumbrances.  Subject to the terms of this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of such Seller for a purchase, sale or issuance, in connection with the Purchased Loans, and (ii) no agreements on the part of such Seller to issue, sell or distribute the Purchased Loans.

(xiv)                       Federal Regulations.  Such Seller is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xv)                          Taxes.  Such Seller has filed or caused to be filed all federal and other material Tax returns which would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no Tax liens have been filed against any of such Seller’s assets and, to the best knowledge of such Seller, no claims are being asserted with respect to any such Taxes, fees or other charges.

(xvi)                       ERISA.  No Seller Party nor any of their respective ERISA Affiliates sponsors, maintains, contributes to, or has within the immediately preceding five calendar years sponsored, maintained or contributed to, any Plans or Multiemployer Plans, the liability for which would reasonably be expected in the aggregate to result in a Material Adverse Effect.

(xvii)                    Judgments/Bankruptcy.  Except as disclosed in writing to Buyer there are no judgments against any Seller Party unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to any Seller Party.

(xviii)                 [RESERVED].

(xix)                       Financial Information.  All financial data concerning such Seller that has been delivered by or on behalf of such Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP.  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of such Seller, or in the results of operations of such Seller, which change is reasonably likely to result in a Material Adverse Effect.

(xx)                          Reserved.

(xxi)                       Notice Address; Jurisdiction of Organization.  On the date of this Agreement, such Seller’s address for notices is as set forth on Annex I attached hereto.  Such Seller’s jurisdiction of formation is Delaware.  The location where such Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxii)                    Prohibited Person.  None of the funds or other assets of such Seller constitute property of, or are, to such Seller’s knowledge, beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in such Seller (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; (b) to such Seller’s knowledge, no Prohibited Person has any interest of any nature whatsoever in such Seller with the result that the investment in such Seller (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (c) to such Seller’s knowledge, none of the funds of such Seller have been derived from any unlawful activity with the result that the investment in such Seller (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (d) to such Seller’s knowledge, such Seller has not conducted and will not conduct any business and has not engaged and will not engage in any transaction dealing with any Prohibited Person; and (e) such Seller is not a Prohibited Person and has not been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.

(c)                                  On the Purchase Date for any Transaction, each Seller shall be deemed to have made all of the representations set forth in this Section 9 as of such Purchase Date.

10.                               NEGATIVE COVENANTS OF SELLER

During the term of this Agreement and so long as any Transaction is in effect hereunder, no Seller shall without the prior written consent of Buyer:

(a)                                 take any action which would directly or indirectly impair or adversely affect Buyer’s title or interest to any of the Purchased Loans;

(b)                                 transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge, encumber or hypothecate, directly or indirectly (any of the foregoing, a “Transfer”), any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer;

(c)                                  change its name or its jurisdiction of organization from the jurisdiction referred to in Section 9(b)(xxi) unless it shall have provided Buyer thirty (30) days’ prior written notice of such change;

(d)                                 create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Purchased Loans or the other Collateral, except for any Permitted Encumbrances or liens created in favor of Buyer under this Agreement or the other Transaction Documents;

(e)                                  materially modify or terminate its Seller Operating Agreement or any of the organizational documents of such Seller;

(f)                                   enter into, consent or assent to any amendment or supplement to, or termination of, or waiver of any provision of, any of the Loan Documents relating to any Purchased Loan to the extent any of same constitutes a Material Modification except in accordance with the terms and provisions of this Agreement;

(g)                                  transfer or permit to be transferred any direct or indirect ownership interests in any Seller Party, or take any action or permit any action to be taken, if any such transfers and/or actions, individually or in the aggregate, would result in a Change of Control;

(h)                                 [Intentionally Omitted];

(i)                                     after the occurrence and during the continuation of any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of such Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller (unless the same is necessary for SAMC to maintain its status as a REIT under the Code or to prevent the imposition of taxes on SAMC pursuant to Sections 857 or 4981 of the Code);

(j)                                    send a payment redirection letter to the Mortgagor of any Purchased Loan, or otherwise instruct any Mortgagor to make any payment due on a Purchased Loan to any account, other than a restricted or other similar account established pursuant to the applicable Loan Documents, the Applicable Servicer Account or Cash Management Account;

(k)                                 sponsor or maintain any Plans or have an obligation to contribute to  any Plan or Multiemployer Plan; or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or Multiemployer Plan that could possibly result in material liability for any Seller;

(l)                                     subject to Section 21 of this Agreement, become an entity deemed to hold Plan Assets;

(m)                             make any future advances under any Purchased Loan to any underlying obligor that are not expressly provided for by the related Loan Documents;

(n)                                 seek its dissolution, liquidation or winding up, in whole or in part;

(o)                                 exercise any remedies under the Loan Documents for any Purchased Loan as to which a Loan Event of Default has occurred and has not been waived, including, without limitation, the commencement or prosecution of any foreclosure proceeding, the exercise of any power of sale, the taking of a deed-in-lieu of foreclosure or other realization upon the security for any Purchased Loan;

(p)                                 [Intentionally Omitted];

(q)                                 [Intentionally Omitted];

(r)                                    conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001. Each Seller further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that such Seller has not, to its knowledge, engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or

(s)                                   cause any Purchased Loan to be serviced by any servicer other than a Servicer expressly approved in writing by Buyer or enter into or materially modify any Servicing Agreement except in accordance with Section 28.

11.                               AFFIRMATIVE COVENANTS OF SELLER

During the term of this Agreement and so long as any Transaction is in effect hereunder:

(a)                                 Each Seller shall promptly notify Buyer of any Material Adverse Effect; provided, however, that nothing in this Section 11 shall relieve any Seller of its obligations under this Agreement.

(b)                                 Each Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 9.

(c)                                  Each Seller (i) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (ii) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Loans subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)                                 Each Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(e)                                  Each Seller shall give notice to Buyer of the following (except in the case of clause (i) below, accompanied by an officer’s certificate setting forth details of the occurrence referred to therein and stating what actions such Seller has taken or proposes to take with respect thereto):

(i)                                     with respect to any Purchased Loan subject to a Transaction hereunder, promptly (and in any event within two (2) Business Days) following receipt of any unscheduled Principal Payment (in full or in part);

(ii)                                  with respect to any Purchased Loan sold to Buyer hereunder, promptly (and in any event within two (2) Business Days) following receipt by such Seller of notice or knowledge that any related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as, in each case, to materially and adversely affect the value of such Mortgaged Property;

(iii)                               promptly (and in any event within two (2) Business Days) following receipt of notice by such Seller or knowledge of (i) the occurrence of any payment default or other material default under the Loan Documents for any Purchased Loan, (ii) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Loan or, to the best knowledge of such Seller, the underlying collateral therefor or (iii) any event or change in circumstances that has or could reasonably be expected to have a material and adverse effect on the Market Value of a Purchased Loan; and

(iv)                              promptly, and in any event within three (3) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings directly affecting such Seller or directly affecting any of the assets of such Seller before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000, or (iii) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect.

(f)                                   Each Seller shall deliver to Buyer (i) notice of the occurrence of any Loan Event of Default promptly (and in any event not later than two (2) Business Days) after the earlier of the date that such Seller receives notice or has actual knowledge thereof and (ii) any other information with respect to any Purchased Loan as may be reasonably requested by Buyer from time to time.

(g)                                  Each Seller will permit Buyer or its designated representative to inspect such Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (but not more than once in any calendar year so long as no Event of Default or Diligence Event exists), and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and the applicable Seller.

(h)           At any time from time to time upon the reasonable request of Buyer, at the sole expense of the applicable Seller, each Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the security interests granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request).  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner reasonably satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(i)            Each Seller shall provide Buyer with the following financial and reporting information (which shall be provided by email to each of the parties listed as “Buyer Reporting Parties” on Annex I attached hereto):

(i)                                     Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year, Guarantor’s consolidated and unaudited and such Seller’s unaudited statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, in each case presented fairly in accordance with GAAP and certified as being true and correct by an officer’s certificate;

(ii)                                  Within 90 days after the last day of its fiscal year, Guarantor’s consolidated and audited, and such Seller’s unaudited, statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report of a nationally recognized independent certified public accounting firm reasonably acceptable to Buyer;

(iii)                               If not provided by the Servicer, within 30 days after the last day of each calendar month, any and all property level financial information (including without limitation rent rolls and operating statements) received with respect to the Purchased Loans by such Seller or an Affiliate during such calendar month;

(iv)                              Within 45 days after the last day of each of the first, second and third quarters and within 60 days after the last day of the fourth quarter in any fiscal year, an officer’s certificate from such Seller addressed to Buyer certifying that, as of the end of such quarter, (x) such Seller is in compliance with all of the terms, conditions and requirements of this Agreement, (y) no Default or Event of Default exists and (z) Guarantor is in compliance with the financial covenants set forth in Section 8 of the Guaranty (including a calculation of each such financial covenant); and

(v)                                 The Sellers shall cause the Servicer, no later than the fourth Business Day preceding each Payment Date (as defined in the Servicing Agreement), to provide reports substantially in the form attached hereto as Exhibit XVIII.

(j)            Each Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over such Seller or any of its assets and such Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(k)           Each Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(l)            Each Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents (including, for the avoidance of doubt, all costs, fees and expenses due to each of the Appraisal Review Agent and the Verification Agent).  Each Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP in all material respects.  Each Seller shall timely file all Tax returns required to be filed by it or with respect to all or any portion of the Collateral.

(m)          Each Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office and of any change in such Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Loan are held not less than thirty (30) days prior to taking any such action.  Each Seller shall also give Buyer prompt written notice of any transfer of more than 20% of the direct or indirect ownership interests in any Seller Party.

(n)           Each Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by such Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by such Seller with respect to the Collateral and the conduct and operation of its business.

(o)           Each Seller shall provide Buyer with reasonable access to any operating statements, any occupancy status and any other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request, in each case, to the extent same is in such Seller’s possession or reasonably obtainable by such Seller.

(p)           Unless a Seller shall have given Buyer at least thirty (30) days’ prior written notice that such Seller intends to change the jurisdiction of its organization, (i) each LLC Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware and (ii) each Trust Seller shall maintain its existence as a statutory trust organized solely and in good standing under the law of the State of Delaware, and, in each case, shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or incorporate or organize in any other jurisdiction, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

(q)           Each Seller shall promptly provide Buyer with notice of any Other Financing Agreements entered into by SAMC or any of its subsidiaries.  Upon request of Buyer, the applicable Seller shall provide Buyer with copies (on a no-name basis) of the relevant provisions of such Other Financing Agreements (including any Other Financing Agreements entered into as of the date hereof) in order to comply with the provisions of Section 4(b) of this Agreement and Section 8(k) of the Guaranty.

12.          [Intentionally Omitted]

13.          EVENTS OF DEFAULT; REMEDIES

(a)           After the occurrence and during the continuance of an Event of Default, each Seller hereby appoints Buyer as attorney-in-fact of such Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

Each of the following shall constitute an “Event of Default”:

(i)                                     Any Seller fails to repurchase a Purchased Loan upon the applicable Repurchase Date therefor, and such failure continues for more than one (1) Business Day;

(ii)                                  Any Seller fails to pay any Margin Deficit with respect to a Purchased Loan when required pursuant to Section 4 hereof;

(iii)                               [Reserved];

(iv)                              an Act of Insolvency occurs with respect to any Seller Party;

(v)                                 any Seller Party shall admit in writing its inability to, or its intention not to, perform any of its monetary payment obligations hereunder;

(vi)                              either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of a Seller pursuant to this Agreement) of any of the Purchased Loans, or (B) the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans, and such circumstance continues for more than fifteen (15) Business Days;

(vii)                           subject to the provisions of Section 5(e), the failure of Buyer to receive on any Remittance Date the accrued and unpaid Price Differential for a Transaction;

(viii)                        failure of any Seller Party to make any other payment owing to Buyer which has become due under this Agreement or any other Transaction Document, whether by acceleration or otherwise under the terms of this Agreement or the other Transaction Documents, which failure is not remedied within five (5) Business Days;

(ix)                              any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension results in or is reasonably likely to result in a Material Adverse Effect;

(x)                                 a Change of Control shall have occurred that has not been consented to by Buyer in writing;

(xi)                              any representation (other than a Loan Representation or representation under Section 9(b)(viii)) made by a Seller Party in this Agreement or the other Transaction Documents shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, which incorrect or untrue representation, to the extent such breach is reasonably susceptible to cure, is not cured within ten (10) days after notice of the default or breach (except if such breach is curable and the applicable Seller Party diligently attempts to cure such default, and such breach continues for thirty (30) days after notice of the default or breach);

(xii)                           any Loan Representation or representation under Section 9(b)(viii) made by any Seller in this Agreement shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, which incorrect or untrue representation, to the extent such breach is reasonably susceptible to cure, is not cured within, or such Seller terminates the related Transaction and repurchases the related Purchased Loan(s) within ten (10) Business Days after written notice thereof to the applicable Seller, or its successors or assigns (except if such breach is curable and such Seller diligently attempts to cure such breach, and such breach continues for thirty (30) days after notice of the breach);

(xiii)                        either (A) Guarantor shall fail to observe any of the financial covenants set forth in the Guaranty or shall have defaulted or failed to perform under the Guaranty, and such breach is not cured within five (5) Business Days or (B) the Guaranty shall have been revoked, rescinded or otherwise cease to be in full force and effect;

(xiv)                       a final non-appealable judgment by any competent court in the United States of America for the payment of money in an amount greater than $5,000,000 shall have been rendered against any Seller Party, and remained undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer, unless adequate funds have been reserved or set aside for the payment thereof in a segregated account pledged to the Buyer as security for such Seller Party’s obligations and subject to an account control agreement, reasonably acceptable to the Buyer, among the Depository and the applicable Seller;

(xv)                          any Seller Party shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a monetary obligation of $5,000,000 or more, or (B) permits the acceleration of the maturity of obligations, or the declaration of a mandatory early repurchase date or termination date with respect to indebtedness or obligations of $5,000,000 or more, by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or any other contract, agreement or transaction, provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if such Seller Party cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xvi)                       if (A) any Seller Party or any Affiliate of a Seller Party defaults beyond any applicable grace period in paying any amount or performing any obligation due to an Affiliated Hedge Counterparty under any Affiliated Hedging Transaction or (B) any Seller Party defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, swap, hedging, security or credit agreement between such Seller Party or any Affiliate of such Seller Party and Buyer or any Affiliate of Buyer;

(xvii)                    any breach under Sections 10(b), (d), (e), (g), (i), (l) (o), (r) or (s) or under Section 21, and, to the extent such breach is subject to cure, such breach is not cured within one (1) Business Day of notice thereof;

(xviii)                 any breach under Section 10(f); provided, however, that any such breach by such Seller under Section 10(f) shall not be considered an Event of Default hereunder provided such Seller terminates the related Transaction and repurchases the related Purchased Loan(s) on an Early Repurchase Date no later than two (2) Business Days after notice from Buyer to such Seller of such breach provided that such notice from Buyer is sent by 6:00 p.m. (New York City time), or three (3) Business Days following the date of receipt of such notice if such notice is sent after 6:00 p.m. (New York City time) on such date;

(xix)                       if any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after written notice thereof to such Seller by Buyer, or its successors or assigns (except if such default or breach is curable and such Seller diligently attempts to cure such default, and such default or breach continues for thirty (30) days after notice of the default or breach) (unless this Agreement or such other Transaction Document expressly provides that such breach or failure constitutes an immediate Event of Default, in which case no notice or cure period shall apply);

(xx)                          failure of a Servicer to make any Protective Advance required to be made under the Transaction Documents, which failure materially impairs the value of the related Mortgaged Property, and such failure continues for more than two (2) Business Days;

(xxi)                       any Seller Party or the Collateral becomes an investment company required to be registered under the Investment Company Act of 1940, as amended;

(xxii)                    the applicable Seller fails to appoint a successor Servicer within one hundred and twenty (120) days of its receipt of a valid notice of removal or retirement of any Servicer given pursuant to the applicable Servicing Agreement;

(xxiii)                 a failure to maintain Available Amounts equal to (i) 100% of the aggregate Future Advance Obligations for all Purchased Loans less (ii) amounts on deposit in a segregated account pledged to the Buyer as security for the obligations of the Seller Parties and subject to an account control agreement, reasonably acceptable to the Buyer, between the Depository and the applicable Seller, and such failure continues for more than five (5) Business Days;

(xxiv)                a failure by any party to deliver any report required under Section 27 or under any Servicing Agreement, and such failure continues for more than ten (10) Business Days after written request for such report;

(xxv)                   SAMC ceases to be the general partner of the Guarantor;

(xxvi)                The Investment Manager ceases to be the investment manager of the Guarantor, pursuant to an investment management agreement;

(xxvii)             Thomas Capasse and Jack Ross cease to be involved in the day-to-day operations of the Guarantor or the Investment Manager;

(xxviii)          The occurrence of one or more ERISA Events that results or is reasonably expected to result in liability of the Seller under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC, and such event, together with all other ERISA Events, if any, is reasonably expected to result in a Material Adverse Effect;

(xxix)                SAMC fails (i) to qualify as a REIT, and such failure gives rise to any tax liability or penalty in excess of $5,000,000 or (ii) to satisfy any of the income or asset tests required to be satisfied by a REIT, unless such failure is subject to a cure or corrective period permitted under the Code or does not give rise to any tax liability or penalty in excess of $5,000,000; provided that no such cure or corrective period or material liability or penalty qualification shall apply where the failure to satisfy such tests occurs more than once in any tax year; or

(xxx)                   Sutherland Trust II becomes subject to any entity-level taxation in a cumulative amount greater than or equal to $1,000,000.

(b)           If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)                                     At the option of Buyer, exercised by written notice to each Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)                                  If Buyer exercises or is deemed to have exercised the option referred to in Section 13(b)(i) of this Agreement:

(A)                               each Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)                               the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Loan accrued at the Pricing Rate applicable upon the occurrence of an Event of Default; and

(C)                               the Custodian shall, upon the request of Buyer, deliver to Buyer all Loan Documents, instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)                               Upon the occurrence of an Event of Default, Buyer may (upon making reasonable effort to provide prior notice to the Sellers; provided, however, than any failure by Buyer to deliver such notice shall in no way impair Buyer’s right to exercise remedies under this Article 13) (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory in its sole and absolute discretion any or all of the Purchased Loans or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give the applicable Seller credit for such Purchased Loans in an amount equal to the Market Value of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by the Seller Parties under this Agreement or the Transaction Documents.  The proceeds of any disposition of Purchased Loans effected pursuant to this Section 13(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Sellers’ defaults; (w) second, to any and all amounts due under Section 3(h), including, but not limited to, costs of cover, if any; (x) third, to the aggregate Repurchase Price of the Purchased Loans; and (y) fourth, to return any excess to the applicable Seller.

(iv)                              The parties acknowledge and agree that (1) the Purchased Loans subject to Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Loans, Buyer may establish the source therefor in its sole and absolute discretion and (2) all prices, bids and offers shall be determined together with accrued Available Income (except to the extent contrary to market practice with respect to the relevant Purchased Loans).  The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid at such time.  In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction, the Purchased Loans pursuant to this Section 13(b) does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Loans pursuant to this Section 13(b) and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate any or all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)                                 Each Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable out-of-pocket legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of

Default and (B) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)                              Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and the Seller Parties.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of the Seller Parties’ obligations to Buyer under this Agreement and the other Transaction Documents, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)                           Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  Except as expressly required herein or in the other Transaction Documents, Buyer shall not be required to give notice to the Seller Parties or any other Person prior to exercising any remedy in respect of an Event of Default.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)                        Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Each Seller also waives any defense such Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies.  Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)                              Upon the designation of any Accelerated Repurchase Date, Buyer may, without prior notice to the Seller Parties, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by the Seller Parties to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by

Buyer or any Affiliate of Buyer to the Seller Parties.  Buyer will give notice to the other party of any set off effected under this Section 13(b)(ix).  If a sum or obligation is unascertained, Buyer may estimate in good faith that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 13(b)(ix) shall be effective to create a charge or other security interest.  This Section 13(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(x)                                 Each Seller shall within two (2) Business Days following Buyer’s written request, to execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of and security interests in the Purchased Loans, including without limitation: (i) forwarding, to Buyer or Buyer’s designee (including, if applicable, the Custodian), any payments such Seller may hereafter receive on account of the Purchased Loans, in each case promptly upon receipt thereof; (ii) delivering to Buyer or such designee any originals of certificates, instruments, documents, notices or files evidencing or relating to the Purchased Loans which are in such Seller’s possession or under its control; (iii) delivering to Buyer underwriting summaries, credit memos, assets summaries, status reports or similar documents relating to the Purchased Loans and in such Seller’s possession or under its control.

14.          [INTENTIONALLY OMITTED]

15.          RECORDING OF COMMUNICATIONS

EACH OF BUYER AND EACH SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.  EACH OF BUYER AND EACH SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREE THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

16.          NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if delivered by email together with delivery by one of the following methods: (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16.  A notice shall be deemed to have been given when delivered by email upon delivery, provided that (i) such email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure; provided, however, that if a party shall fail to deliver such email notice, notice shall nevertheless be deemed to be given (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, or (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day.  A party receiving a notice which does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

17.          ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

18.          ASSIGNABILITY

(a)           The rights and obligations of the Seller Parties under this Agreement and the other Transaction Documents and under any Transaction shall not be assigned by the Seller Parties without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion.

(b)           Buyer shall not sell, assign or otherwise transfer any interest or obligation under this Agreement and the other Transaction Documents and/or under any Transaction without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed (a “Restricted Transfer”); provided, however, that in no event shall any such assignment, sale or transfer be to any of the parties listed on Exhibit X attached hereto or their respective Affiliates (collectively, “Prohibited Transferees”) without the prior written consent of the Sellers. Buyer may sell participations or synthetic interests in any interest or obligation under this Agreement and the other Transaction Documents and/or under any Transaction to one or more Persons in or to all or a portion of its rights as Buyer; provided, however, that (A) such Person’s obligations under this Agreement and the Transaction Documents shall remain unchanged, (B) such Person shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Sellers shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Transaction Documents.  For the avoidance of doubt, the transfer restrictions described above regarding Restricted Transfers shall not apply, and the interests and obligations shall be freely transferable (A) following the occurrence of a Regulatory Event (a “Regulatory Transfer”), (B) following the occurrence and continuation of an Event of Default or (C) to any Affiliate of Buyer (clauses (B) and (C) together, an “Unrestricted Transfer”).  Buyer shall notify the Seller at least twenty (20) Business Days prior to any Restricted Transfer or Regulatory Transfer, and at least five (5) Business Days prior to an Unrestricted Transfer.  Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 18(b), disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Seller Party or to any aspect of the transactions contemplated by the Transaction Documents that has been furnished to Buyer by or on behalf of any Seller Party; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement and any confidentiality provisions applicable to any of the documents related thereto.

(c)           Buyer shall, acting for this purpose as a non-fiduciary agent of Sellers (the “Registrar”), maintain a record of ownership (the “Register”) on which is entered the name and address of all assignees of Buyer and each such assignee’s interest in the rights and obligations under this Agreement and the other Transaction Documents. All assignments pursuant to Section 18 hereof shall be recorded on the Register. This provision is intended to be interpreted so that the indebtedness (for federal income tax purposes, as set forth in Section 22(e)) evidenced by the Transaction Documents is treated as being in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations. The Register shall be available for inspection by Sellers at any reasonable time and from time to time upon reasonable prior notice.  The entries in the Register shall be conclusive absent manifest error, and Buyer and Sellers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement and any other Transaction Document notwithstanding notice to the contrary, subject to the provisions of this Section 18.  Buyer may, at any time, designate any other Person, including a Seller, to be the successor Registrar.

(d)           If Buyer sells a participation, Buyer shall, acting for this purpose as a non-fiduciary agent of Sellers, maintain a register on which is entered the name and address of each participant and such participant’s interest in the rights and obligations under this Agreement and the other Transaction Documents (the “Participant Register”) and no participation shall be effective until recorded on the Participant Register; provided that, Buyer shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any rights or obligations under this Agreement and the other Transaction Documents) to any Person except to the extent that such disclosure is necessary to establish that such rights or obligations are in registered form in accordance with Section 5f.103-1(c) of the Treasury Regulations.  The entries in each Participant Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in such Participant Register as the owner of the related rights and obligations for all purposes of this Agreement notwithstanding notice to the contrary, subject to the provisions of this Section 18.

(e)           Subject to the foregoing, this Agreement and the other Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Agreement or the other Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and permitted assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

19.          GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

20.          NO WAIVERS, ETC.

No express or implied waiver of any Default or Event of Default by Buyer shall constitute a waiver of any other Default or Event of Default and no exercise of any right or remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other right or remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation of the foregoing, the failure to give a notice pursuant to Section 4(b) hereof will not constitute a waiver of any right to do so at a later date.

21.          USE OF EMPLOYEE PLAN ASSETS

No plan assets within the meaning of 29 C.F.R. § 2510.3-101, as modified in operation by Section 3(42) of ERISA, or plan assets of any employee benefit plan that is subject to any federal, state or local laws, rules or regulations that are substantially similar to Section 406 of ERISA or Section 4975 of the Code (collectively, “Plan Assets”) shall be used in connection with any Transaction.  If any such assets are intended to be used by either party hereto (the “Plan Party”) in the Transaction, the Plan Party shall so notify the other party prior to the Transaction.  The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar law or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

22.          INTENT

(a)           The parties intend, agree and acknowledge that: (i) each Transaction involving a Purchased Loan with a Repurchase Date less than one year after the Purchase Date qualifies as a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, (ii) each Transaction involving a Purchased Loan qualify as a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code, (iii) each payment under this Agreement has been made by, to or for the benefit of a financial institution as defined in section 101(22) of the Bankruptcy Code, a financial participant as defined in section 101(22A) of the Bankruptcy Code or repo participant as defined in section 101(46) of the Bankruptcy Code, (iv) the grant of a security interest set forth in Section 6 hereof to secure the rights of Buyer hereunder also constitutes a “repurchase agreement” (where applicable) as contemplated by Section

101(47)(A)(v) of the Bankruptcy Code and a “securities contract” as contemplated by Section 741(7)(A)(xi) of the Bankruptcy Code and are a part of this Agreement and (v) each of the Purchased Loans shall constitute a “security” as defined in Section 101(49) of the Bankruptcy Code, a mortgage loan or an interest in a mortgage loan.  It is further understood that this Agreement is intended to constitute a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, as amended, with respect to each Transaction so constituting a “repurchase agreement” (where applicable), or “securities contract”.  Each party hereto hereby further agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement,” “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

(b)           The parties intend, agree and acknowledge that either party’s right to accelerate or terminate this Agreement or to liquidate the Purchased Loans delivered to it in connection with the Transaction hereunder or to exercise any other remedies pursuant to Section 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.  It is further understood and agreed that either party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction hereunder is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement as described in Section 561 of the Bankruptcy Code.

(c)           The parties intend, agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)           The parties intend, agree and acknowledge that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat the Transactions as indebtedness of the Seller Parties that is secured by the Purchased Loans, and the Purchased Loans as owned by Sellers for such purposes, and agrees to take no action inconsistent with such treatment, unless required by law, in which case such party shall promptly notify the other party of such requirement.

(f)            In light of the intent set forth above in this Section 22, Each Sellers agrees that, from time to time upon the written request of Buyer, such Sellers will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s sole discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “repurchase agreements” (where applicable), “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or any Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “repurchase agreements” (where applicable), “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

23.          DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)           in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)           in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)           in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

24.          CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)           Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)           To the extent that any party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)           The parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 24 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

25.          NO RELIANCE

(a)           Buyer and each Seller hereby acknowledges, represents and warrants that, in connection with the negotiation of, the entering into, and the performance under, this Agreement and the Transaction Documents and each Transaction hereunder and thereunder:

(i)                                     It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(ii)                                  It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(iii)                               It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(iv)                              It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(v)                                 It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b)           Each determination by Buyer of the Market Value with respect to each Purchased Loan or the communication to the Seller Parties of any information pertaining to Market Value under this Agreement shall be subject to the following disclaimers:

(i)            Buyer has assumed and relied upon, with the Seller Parties’ consent and without independent verification, the accuracy and completeness of the information provided by Seller Parties and reviewed by Buyer.  Except as expressly set forth herein, Buyer has not made any independent inquiry of any aspect of the New Collateral, Purchased Loans or the underlying collateral.  Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to the Seller Parties.

(ii)           Market Value determinations and other information provided to the Seller Parties by the Buyer constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and neither (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, nor (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii)          Market Value determinations and other information provided to the Seller Parties may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv)          Market Value determinations and other information provided to the Seller Parties by the Buyer are communicated to the Seller Parties solely for their use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.

(v)           Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to the Seller Parties by the Buyer.  Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to the Seller Parties by the Buyer, including as a result of any act of gross negligence or breach of any warranty.

(vi)          Market Value determinations and other information provided to the Seller Parties by the Buyer in connection therewith are only indicative of the initial Market Value of the Purchased Loan submitted to Buyer for consideration hereunder, and may change without notice to the Seller Parties prior to, or subsequent to, the Purchase Date for the applicable Transaction.  No indication is provided as to Buyer’s expectation of the future value of such Purchased Loan or the underlying collateral.

(vii)         Initial Market Value determinations and other information provided to the Seller Parties by the Buyer in connection therewith are to be used by the Seller Parties for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.

26.          INDEMNITY

Each Seller, severally and not jointly, hereby agrees to indemnify, defend and hold harmless Buyer, Buyer’s Affiliates, Depository, and each of their respective officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, actual out-of-pocket losses, actual out-of-pocket damages, actual out-of-pocket penalties, actions, judgments, suits, actual out-of-pocket taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the Transaction Documents and the documents delivered in connection herewith and therewith, other than income or similar taxes of Buyer), actual out-of-pocket fees, actual out-of-pocket costs, actual out-of-pocket expenses (including reasonable, third-party attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement, the Transaction Documents shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement, the Transaction Documents or any Transactions hereunder or thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that no Seller shall be liable for Indemnified Amounts resulting from the bad faith, gross negligence or willful misconduct of any Indemnified Party.  Without limiting the generality of the foregoing, each Seller agrees to indemnify, defend and hold Buyer and the other Indemnified Parties harmless from and indemnify Buyer and the other Indemnified Parties against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any (A) breach of any representation or warranty relating to Environmental Law or Hazardous Materials made by such Seller hereunder or under any Transaction Document or any violation or alleged violation of any Environmental Law or (B) any violation or alleged violation of any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, except to the extent same results from an Indemnified Party’s bad faith, gross negligence or willful misconduct.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, the applicable Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket costs and expenses (including reasonable attorneys’ fees), losses or damages suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from a Seller Party.  Each Seller also agrees to reimburse Buyer as and when billed by Buyer for (i) all Buyer’s actual out-of-pocket costs and expenses incurred in connection with the initial preparation and negotiation of this Agreement and the Transaction Documents and the closing of the transactions contemplated hereby and thereby, including, without limitation, the reasonable out-of-pocket fees and disbursements of its counsel and (ii) all Buyer’s actual out-of-

pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Loans or any loan which is proposed by such Seller as a Purchased Loan, including without limitation, those incurred under Section 27 and the reasonable fees and disbursements of its counsel, subject in all cases under this clause (ii), to the terms and conditions of Section 27.  Additionally, each Seller also agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s actual out-of-pocket costs and  expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement and the Transaction Documents or any Transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.

27.          DUE DILIGENCE

(a)           Pre-Funding Diligence for Mortgage Loans.  No later than the Friday (or the preceding Business Day) that is no less than six (6) Business Days prior to the Purchase Date with respect to New Collateral, the Buyer (or, at the option of the Buyer, the Verification Agent or the Appraisal Review Agent) shall have the opportunity to review and confirm each item in the Preliminary Due Diligence Package with respect to each Mortgage Loan (the “Mortgage Loan Pre-Funding Diligence”), all such items to be delivered by the applicable Seller by posting to the website www.box.com, or through other method of information exchange reasonably acceptable to the Sellers and the Buyer.

(b)           Pre-Funding Diligence for Additional Advances.  No later than the Friday (or the preceding Business Day) that is no less than six (6) Business Days prior to funding any Additional Advance Date, the Buyer (or, at the option of the Buyer, the Verification Agent or the Appraisal Review Agent) shall have the opportunity to review and confirm each item in the Additional Advance Diligence Package with respect to each Additional Advance (the “Additional Advance Pre-Funding Diligence”), all such items to be delivered by the related Seller by posting to the website www.box.com, or through other method of information exchange reasonably acceptable to the Sellers and the Buyer.

(c)           Post-Funding Asset Diligence.  The Buyer (or, at the option of the Buyer, the Verification Agent or the Appraisal Review Agent), at the expense of the applicable Seller, shall at any time, have the opportunity to conduct the following diligence with respect to any Purchased Loan:

(i)                                     verify (A) that all recorded legal documents have been received by the Custodian in accordance with the terms of this Agreement and the Custodial Agreement and subject to any cure and/or grace periods provided herein, (B) that the endorsement or allonge in blank to any Mortgage Note, the assignment of Mortgage in blank and the Assignment of Leases, if any, in blank are included in the Loan File and (C) the receipt by the Custodian of any other documents required to be included in the Loan File held by the Custodian that were not previously delivered to the Custodian;

(ii)                                  review the title policy or certificate of lender’s title insurance for accuracy and confirm (A) that such title policy insures the first priority lien of the related Mortgage, which lien is subject only to Permitted Encumbrances, (B) the policy is in an amount equal to the principal balance of the Mortgage Loan (or with respect to a Mortgage Loan secured by multiple Mortgaged Properties, an amount equal to at least the allocated loan amount with respect to the title policy for each such Mortgaged Property) and (C) there are no unexpected liens, unexpected judgments or other unexpected impediments that are senior or co-equal with the lien of the related Mortgage;

(iii)                               conduct a review of any Purchased Loan to confirm that it complies with the Loan Representations made with respect thereto (as of the date of such Loan Representations and subject to any exceptions thereto);

(iv)                              verify compliance with the Underwriting Criteria;

(v)                                 review updated valuations or appraisals obtained by the applicable Servicer at the direction of the Buyer given in accordance with the definition of “Mortgaged Property Valuation”; and

(vi)                              any other due diligence reasonably requested on reasonable advance notice by the Buyer and without additional cost to the applicable Seller.

(d)           Facility, Servicer & Seller Party Diligence.  The Buyer (or its designee) shall, at the expense of the applicable Seller, have the opportunity to conduct the following diligence:

(i)                                     no more than once per calendar year except following a Diligence Event, audit any Servicer’s or any Seller Party’s cash controls and operational procedures; and

(ii)                                  at any time following a Diligence Event, conduct a general inspection of any Servicer’s or any Seller Party’s books and records; provided, that any expenses incurred by the Buyer or its designee in connection with any due diligence conducted pursuant to clause (iii) of the definition of “Diligence Event” shall be the sole responsibility of the Buyer.

28.          SERVICING

(a)           Each Seller and Buyer agree that all Servicing Rights with respect to the Purchased Loans will be transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to the applicable Seller upon such Seller’s payment of the Repurchase Price for such Purchased Loans.  Notwithstanding the transfer and pledge of Servicing Rights to Buyer, the applicable Seller shall be entitled to exercise all discretion with respect to any directions or consents to be given to the Servicer of the Purchased Loans (other than Material Modifications of the Purchased Loans) and to appoint a servicer for each Purchased Loan subject to the prior written consent of Buyer, which consent may be given by Buyer in its reasonable discretion; provided, however, that upon the occurrence and during the continuance of an Event of Default, each Seller Party’s rights to exercise such discretion with respect to the Purchased Loans shall automatically terminate and be of no further force and effect.  Any amendment, modification or termination, or waiver of any term or provision, of any Purchased Loan or Loan Documents constituting a Material Modification shall require Buyer’s prior written consent in accordance with Section 7(e) of this Agreement. Buyer hereby agrees that KeyBank National Association (“KeyBank”), or any other third party servicer otherwise approved by Buyer in writing (KeyBank or any such third party servicer, a “Servicer”) may service the Purchased Loans for the benefit of Buyer in accordance with the terms and conditions of the servicing agreement in effect for each such Servicer, provided that each such Servicing Agreement shall have been approved in writing by Buyer in its sole and absolute discretion applied in good faith and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Loans pursuant to Section 8, Buyer’s assigns (each such servicing agreement that has been approved by Buyer (and, if applicable, Buyer’s assigns), a “Servicing Agreement” and, collectively, the “Servicing Agreements”); and provided, further, that any such Servicer shall have entered into a Servicer Notice and Agreement substantially in the form of Exhibit IX attached hereto (a “Servicer Notice and Agreement”) acknowledging Buyer’s interests in the related Purchased Loans and its rights to sell such Purchased Loans on a servicing-released basis, agreeing that it shall deposit all Available Income and any other sums required to be remitted to the holder of the Purchased Loans under the related Loan Documents to the Depository for deposit in the Cash Management Account as set forth in Section 5 hereof or as otherwise directed in a written notice signed by Buyer for so long as such Purchased Loan is subject to this Agreement, and Buyer’s right to terminate the term of such servicing rights with respect to any Purchased Loans from and after an Event of Default.  Each Seller shall cause the Purchased Loans to be serviced in accordance with Accepted Servicing Practices.

(b)           Sellers agrees that Buyer is the owner of all servicing records, including but not limited to any and all Servicing Agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing servicing (collectively, the “Servicing Records”) of Purchased Loans so long as the Purchased Loans are subject to this Agreement.  Sellers covenant to safeguard all Servicing Records relating to the Purchased Loans (if any are in a Seller Parties’ possession) and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)           Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole and absolute discretion, subject to Section 13 and any terms in the applicable Servicing Agreements approved by Buyer (i) sell its rights to any or all of the Purchased Loans on a servicing released basis or (ii) terminate any Servicer or sub-servicer of any or all of the Purchased Loans, with or without cause, in each case without payment of any termination fee.  Each Seller shall cause each Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Loans to the successor servicer, including requiring such Servicer to (i) promptly transfer all data in its possession relating to the applicable Purchased Loans to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Loan File and all other files, records, correspondence and documents in its possession relating to the applicable Purchased Loans and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Loans.  Each Seller agrees that if any Seller Party or any such Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Loan or the transfer of all authority to service such Purchased Loan to such successor servicer in accordance with the terms hereof and the Servicing Agreement, Buyer will be irreparably harmed and entitled to injunctive relief.

(d)           The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement, other than the payment of Qualified Servicing Expenses.

29.          TAXES

(a)           Transfer taxes, stamp taxes, documentary, filing, recording and all similar costs with respect to the transfer of Collateral or in connection with any of the transactions contemplated by this Agreement and the other Transaction Documents, and the documents delivered in connection herewith and therewith, other than any such taxes and costs that are attributable to an assignment or grant of a participation by Buyer pursuant to Section 18 (but only if no Event of Default has occurred and is continuing), shall be paid by the applicable Seller.

(b)           All amounts payable by each Seller Party to Buyer in respect of any transaction under the Transaction Documents shall be paid free and clear of, and without withholding or deduction for, any Taxes, unless the withholding or deduction of such Tax is required by law.  In that event, if such Tax is not an Excluded Tax, the applicable Seller shall pay such additional amounts (for purposes of this Section 29, the “Additional Amounts”) as will result in the net amounts received by Buyer (after taking account of such withholding or deduction) being equal to such amounts as would have been received by Buyer had no such Tax been required to be withheld or deducted. For purposes of this Agreement, the term “Excluded Tax” shall mean (i)  any Taxes imposed on or measured by net income (however denominated), franchise Taxes or branch profits Taxes (A) imposed as a result of Buyer being organized under the laws of, or having its principal office located in, the jurisdiction (or any political subdivision thereof) imposing such Tax or (B) that are Other Connection Taxes; (ii) Taxes that would have not arisen but for the failure of Buyer to comply with the requirements of Section 29(c) or Section 29(d); and (iii) U.S. federal withholding Taxes imposed under FATCA, or any U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer pursuant to a law in effect on the date on which Buyer acquires any interest in the Transaction Documents, except to the extent that such amounts with respect to such Taxes were payable to such Buyer’s assignor immediately before such Buyer became a party hereto.  Each Seller shall indemnify and pay to Buyer, within ten (10) days after demand therefor, the full amount of any Taxes, other than Excluded Taxes, but including Taxes imposed or asserted on or attributable to Additional Amounts payable pursuant to this Section 29(b), payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Seller shall be conclusive absent manifest error.  As soon as practicable after any payment of Taxes by a Seller to a Governmental Authority pursuant to this Section 29(b), such

Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(c)           (i) Any Buyer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the applicable Seller, at the time or times reasonably requested by such Seller, such properly completed and executed documentation reasonably requested by such Seller as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Buyer, if reasonably requested by such Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Seller as will enable such Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 29(c)(ii) and 29(d) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(ii) Without limiting the generality of the foregoing, on or before the date hereof, on or before the date such Person becomes a party to this Agreement or a participant, as applicable, and at the reasonable request of any Seller, Buyer and each assignee of Buyer will provide to such Seller two copies of, as applicable, a properly completed and duly executed United States Internal Revenue Service form W-9, W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or successor form) (with applicable attachments, including, in the case of a Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate reasonably satisfactory to such Seller to the effect that such Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code  (the “Portfolio Interest Certificate”)).  In addition, Buyer shall, to the extent it is legally entitled to do so, deliver to such Seller (in such number of copies as shall be requested by such Seller) on or prior to the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of such Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Seller to determine the withholding or deduction required to be made.  Buyer shall provide to such Seller a properly executed United States Internal Revenue Service Form W-9, dated on or before the Closing Date, evidencing a complete exemption from withholding or deduction of Tax from amounts payable by such Seller to Buyer under the Transaction Documents pursuant to applicable laws in effect on the Closing Date.  Each Seller shall provide to Buyer a properly executed United States Internal Revenue Service Form W-9 or other applicable forms as described by the United States Internal Revenue Service, dated on or before the Closing Date, evidencing a complete exemption from withholding or deduction of Tax from amounts payable by Buyer to any Seller under the Transaction Documents pursuant to applicable laws in effect on the Closing Date.  Each party hereto agrees to notify the other party of any circumstance known to it that causes a certificate or document provided by it pursuant to this Section 29(c) to fail to be true and to provide two copies of a properly completed and duly executed updated form and, if applicable, a Portfolio Interest Certificate, upon any previously delivered form becoming invalid, obsolete or inaccurate.

(d)           If a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to any Seller at the time or times prescribed by law and at such time or times reasonably requested by such Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Seller as may be necessary for such Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 29(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 29 (including by the payment of additional amounts pursuant to this Section 29), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)            Each party’s obligations under this Section 29 shall survive any assignment of rights by Buyer, the termination of this Agreement and the repurchase or release of any or all of the Purchased Loans.

30.          MISCELLANEOUS

(a)           All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)           This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)           The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

(d)           Without limiting the rights and remedies of Buyer under this Agreement or the other Transaction Documents, Sellers shall pay Buyer’s actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, this Agreement and/or the other Transaction Documents and the Transactions thereunder.  Each Seller agrees to pay Buyer on demand all actual out-of-pocket costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions of this Agreement and/or the other Transaction Documents, or of the performance by Buyer of any obligations of the Seller Parties in respect of the Purchased Loans, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise.  In addition, each Seller agrees to pay Buyer on demand all actual out-of-pocket costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account.  All such expenses shall be several but not joint recourse obligations of each Seller to Buyer under this Agreement.

(e)           Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)            This Agreement together with the Transaction Documents contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)           The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)           Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

SELLERS:

READYCAP COMMERCIAL, LLC, a Delaware limited liability company

By:	/s/ Thomas Buttacavoli
Name: Thomas Buttacavoli
Title: Manager

SUTHERLAND WAREHOUSE TRUST II, a Delaware statutory trust By: WATERFALL ASSET MANAGEMENT, LLC, not in its individual capacity but solely as Trust’s Agent

By:	/s/ Thomas Buttacavoli
Name: Thomas Buttacavoli
Title: Manager

SUTHERLAND ASSET I, LLC, a Delaware limited liability company

By: SUTHERLAND PARTNERS, LP, not in its individual capacity but solely as managing member

By: SUTHERLAND ASSET MANAGEMENT CORPORATION, not in its individual capacity but solely as general partner

By:	/s/ Thomas Buttacavoli
Name: Thomas Buttacavoli
Title: Manager

[Signature pages continue on next page]

Third Amended and Restated
Master Repurchase Agreement

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Depository and Paying Agent

By:	/s/ Christopher J. Nuxoll
Name: Christopher J. Nuxoll
Title: Vice President

[Signature pages continue on next page]

Third Amended and Restated
Master Repurchase Agreement

BUYER:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:	/s/ Ryan M. Stark
Name: Ryan M. Stark
Title: Managing Director

By:	/s/ Timur Otunchiev
Name: Timur Otunchiev
Title: Managing Director

Third Amended and Restated
Master Repurchase Agreement